CALCULATION OF REGISTRATION FEE

		Aggregate Price	Aggregate Offering
Title of Securities Registered	Amount Registered	Per Unit	Price	Registration Fee
6.750% Senior Notes due 2021	$475,000,000	100%	$475,000,000	$55,148(1)

(1)	The filing fee, calculated in accordance with Rule 457(r), was transmitted to the Securities and Exchange Commission on March 1, 2011 in connection with the securities offered from Registration Statement File No. 333-172532 by means of this prospectus supplement.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-172532

$475,000,000

6.750% Senior Notes due 2021

We are offering $475,000,000 of our 6.750% senior notes due 2021 (the “notes”) to refinance, together with borrowings under our credit facility, certain of our existing indebtedness and to pay related premiums, fees and expenses. Interest is payable on the notes on March 1 and September 1 of each year, beginning on September 1, 2011. The notes will mature on March 1, 2021.

Prior to March 1, 2016 , we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium. We may redeem all or part of the notes at any time on or after March 1, 2016, at the redemption prices set forth under “Description of the Notes — Optional Redemption.” In addition, prior to March 1, 2014, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings. If we undergo a change of control, we may be required to offer to purchase notes from holders. Redemption prices are set forth under “Description of the Notes — Optional Redemption” and “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

The notes will be our senior unsecured obligations and will rank pari passu in right of payment with all of our existing and future senior indebtedness and senior to any future subordinated indebtedness. The notes will be guaranteed on a senior unsecured basis by certain of our existing and future domestic subsidiaries. The guarantees will rank pari passu with all of the existing and future senior indebtedness of our subsidiary guarantors. The notes and guarantees will be effectively subordinated to any existing or future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will be effectively subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries.

Investing in the notes involves risks.  See “Risk Factors” beginning on page S-13 of this prospectus supplement and page 3 of the accompanying prospectus.

		Underwriting
	Price to	Discounts and	Proceeds to
	Public(1)	Commissions	Key Energy Services(1)

Per Note	100%	1.886%	98.114%
Total	$475,000,000	$8,958,500	$466,041,500

(1)	plus accrued interest, if any, from March 4, 2011.

Delivery of the notes, in book-entry form only, will be made on or about March 4, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse
BofA Merrill Lynch
J.P. Morgan
Morgan Stanley
Co-Managers

Capital One Southcoast
Comerica Securities
Deutsche Bank Securities
Scotia Capital

The date of this prospectus supplement is March 1, 2011

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of this offering or the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to the offering filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The underwriters are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless the context requires otherwise, references in this prospectus supplement to “Key,” the “Company,” “we,” “us,” and “our” refer to Key Energy Services, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

While any of the notes are outstanding, we will make available to the holders or prospective purchasers the information required by Rule 144A(d)(4) under the Securities Act during any period we are not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You also may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

INCORPORATION BY REFERENCE

This prospectus supplement “incorporates by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus supplement, except for information that is superseded by information that is included directly in this prospectus supplement or incorporated by reference subsequent to the date of this prospectus supplement. We incorporate by reference

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the information contained in the documents listed below (excluding information deemed to be furnished and not filed with the SEC):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	Portion of the Definitive Proxy Statement filed on March 31, 2010 that is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 001-08038); and

•	Our Current Reports on Form 8-K filed on February 2, 2011 and March 1, 2011.

Any additional information that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the closing of this offering and that is deemed “filed” with the SEC will automatically update and supersede this information. You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Investor Relations
Key Energy Services, Inc.
1301 McKinney Street, Suite 1800
Houston, TX 77010
(713) 651-4300

You should rely only on the information incorporated by reference or provided in this prospectus supplement. If information in incorporated documents conflicts with information in this prospectus supplement you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data and forecasts used throughout this prospectus supplement from our own research, internal surveys or studies conducted by third parties, independent industry or general publications and other publicly available information. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the underwriters have independently verified such data, and neither we nor the underwriters make any representations as to the accuracy of such information. Similarly, we believe that our internal research is reliable, but it has not been verified by any independent sources. Unless otherwise noted herein, references to historical crude oil and natural gas prices reflect the NYMEX prompt month contract.

FORWARD-LOOKING STATEMENTS

In addition to statements of historical fact, this prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These “forward-looking statements” are based on our current expectations, estimates and projections about Key and our industry and management’s beliefs and assumptions concerning future events and financial trends affecting our financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “predicts,” “expects,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and not guarantees of performance. Future actions, events and conditions

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and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the risks and other cautionary statements described under the heading “Risk Factors” included elsewhere in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Important factors that may affect our expectations, estimates or projections include, but are not limited to, the following:

•	conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies;

•	volatility in oil and natural gas prices;

•	tight credit markets and disruptions in the U.S. and global financial systems;

•	our ability to implement price increases or maintain pricing on our core services;

•	industry capacity;

•	increased labor costs or unavailability of skilled workers;

•	asset impairments or other charges;

•	operating risks, which are primarily self-insured, and the possibility that our insurance may not be adequate to cover all of our losses or liabilities;

•	the economic, political and social instability risks of doing business in certain foreign countries;

•	our historically high employee turnover rate and our ability to replace or add workers;

•	our ability to implement technological developments and enhancements;

•	significant costs and liabilities resulting from environmental, health and safety laws and regulations;

•	severe weather impacts on our business;

•	our ability to successfully identify, make and integrate acquisitions;

•	the loss of one or more of our largest customers;

•	the impact of compliance with climate change legislation or initiatives;

•	our ability to generate sufficient cash flow to meet debt service obligations;

•	the amount of our debt and the limitations imposed by the covenants in the agreements governing our debt;

•	an increase in our debt service obligations due to variable rate indebtedness; and

•	other factors affecting our business described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date of this report except as required by law. All of our written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

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SUMMARY

This summary highlights selected information included or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that may be important to you and is qualified in its entirety by and should be read in conjunction with the detailed information and financial statements and related notes appearing elsewhere in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein. To understand the offer of notes fully and for a more complete description of the legal terms of the notes, you should carefully read this entire prospectus supplement and the accompanying prospectus, especially the risks set forth under the heading “Risk Factors,” before making an investment decision.

Key Energy Services, Inc.

Business Overview

We are the largest onshore, rig-based well servicing contractor based on the number of rigs owned. We provide a full range of well services to major oil companies, foreign national oil companies and independent oil and natural gas production companies. Our services include rig-based and coiled tubing-based well maintenance and workover services, well completion and recompletion services, fluid management services, fishing and rental services and other ancillary oilfield services. In addition, certain of our rigs are capable of specialty drilling applications. We operate in most major oil and natural gas producing regions of the continental United States, and have operations based in Mexico, Colombia, the Middle East, Russia and Argentina. In addition, we have a technology development group based in Canada and have ownership interests in two oilfield service companies based in Canada.

We have historically operated in two business segments: Well Servicing and Production Services. Our Well Servicing segment includes rig-based services and fluid management services. Our Production Services segment includes coiled tubing services and fishing and rental services. The following discussion provides a description of the major service lines offered by our business segments. With the exception of our rig-based services, all of our major service lines are provided primarily in the continental United States. Effective for the first quarter of 2011, we will begin reporting under two new business segments: U.S. and International.

For the years ended December 31, 2010 and 2009, our revenues were $1.15 billion and $956 million, respectively, and our Adjusted EBITDA from continuing operations was $126.1 million and $108.5 million, respectively. For the year ended December 31, 2010, approximately 83% of our revenues were generated from services provided within the United States. For the definition of Adjusted EBITDA from continuing operations and a reconciliation of Adjusted EBITDA from continuing operations to income (loss) from continuing operations, see “— Summary Historical and Pro Forma Consolidated Financial and Operating Data.”

Well Servicing Segment

Rig-Based Services

Our rig-based services include the maintenance, workover, and recompletion of existing oil and natural gas wells, completion of newly-drilled wells and plugging and abandonment of wells at the end of their useful lives. We also provide specialty drilling services to oil and natural gas producers with certain of our larger well servicing rigs that are capable of providing conventional and horizontal drilling services. Our rigs consist of various sizes and capabilities, allowing us to service all types of wells with depths up to 20,000 feet. Many of our rigs are outfitted with our proprietary KeyView® technology, which captures and reports well site operating data. We believe that this technology allows our customers and our crews to better monitor well site operations, improves efficiency and safety, and adds value to the services that we offer.

The maintenance services that our rig fleet provides are generally required throughout the life cycle of an oil or natural gas well. Examples of the maintenance services that we provide as part of our rig-based services include routine mechanical repairs to the pumps, tubing and other equipment, removing debris and formation material from wellbores, and pulling the rods and other downhole equipment from wellbores to identify and resolve production problems. Maintenance services generally take less than 48 hours to complete and, in general, the demand for these services is closely related to the total number of producing oil and natural gas wells in a given market.

The workover services that we provide are designed to enhance the production of existing wells and generally are more complex and time consuming than normal maintenance services. Workover services can include deepening or extending wellbores into new formations by drilling horizontal or lateral wellbores, sealing off depleted production zones and accessing previously bypassed production zones, converting former production wells into injection wells for enhanced recovery operations and conducting major subsurface repairs due to equipment failures. Workover services may last from a few days to several weeks, depending on the complexity of the workover.

The completion and recompletion services provided by our rigs prepare a newly drilled well, or a well that was recently extended through a workover, for production. The completion process may involve selectively perforating the well casing to access production zones, stimulating and testing these zones, and installing tubulars and downhole equipment. We typically provide a well service rig and may also provide other equipment to assist in the completion process. The completion process usually takes a few days to several weeks, depending on the nature of the completion.

Our rig fleet is also used in the process of permanently shutting-in an oil or gas well that is at the end of its productive life. These plugging and abandonment services generally require auxiliary equipment in addition to a well servicing rig. The demand for plugging and abandonment services is not significantly impacted by the demand for oil and natural gas because well operators are required by state regulations to plug wells that are no longer productive.

For the year ended December 31, 2010, the revenue from our rig-based services represented approximately 58% of our U.S. based revenue.

Fluid Management Services

We provide fluid management services, including oilfield transportation and produced water disposal services, with our fleet of heavy- and medium-duty trucks. The specific services offered include vacuum truck services, fluid transportation services and disposal services for operators whose wells produce saltwater or other non-hydrocarbon fluids. We also supply frac tanks that are used for temporary storage of fluids associated with fluid hauling operations. In addition, we provide equipment trucks that are used to move large pieces of equipment from one well site to the next, and we operate a fleet of hot oilers that are capable of pumping heated fluids that are used to clear soluble restrictions in a wellbore.

Fluid hauling trucks are utilized in connection with drilling and workover projects, which tend to use large amounts of various fluids. In connection with drilling, maintenance or workover activity at a well site, we transport fresh and brine water to the well site and provide temporary storage and disposal of produced saltwater and drilling or workover fluids. These fluids are removed from the well site and transported for disposal in a saltwater disposal well that is either owned by us or a third party.

For the year ended December 31, 2010, the revenue from our fluid management services represented approximately 24% of our U.S. based revenues.

Production Services Segment

Coiled Tubing Services

Coiled tubing services involve the use of a continuous metal pipe spooled on a large reel for oil and natural gas well applications, such as wellbore clean-outs, nitrogen jet lifts, and through-tubing fishing and formation stimulation utilizing acid, chemical treatments and fracturing. Coiled tubing is also used for a number of horizontal well applications such as milling temporary plugs between frac stages.

Our coiled tubing business consists of 43 coiled tubing units, 60% of which are extended-reach, long-lateral capable units, which have become important tools in horizontal well completions. Historically, coiled tubing was limited to remedial work such as wellbore washout and acid placement. Extended-reach, long-lateral coiled tubing units now provide the following services: logging and perforating conveyance; packer and plug milling; specialized drilling; frac placement; and pre- and post-frac well preparation. Our units are also employed in later-life well remediation and provide early and late cycle high pressure live well intervention services. Our coiled tubing units are currently only deployed in the United States; however, we believe that this technology will be requested by our international customers, which would provide additional growth opportunities.

For the year ended December 31, 2010, the revenue from our coiled tubing services represented approximately 9% of our U.S. based revenues.

Fishing and Rental Services

We offer a full line of services and rental equipment designed for use in providing both onshore and offshore drilling and workover services. Fishing services involve recovering lost or stuck equipment in the wellbore utilizing a broad array of “fishing tools.” Our rental tool inventory consists of drill pipe, production tubulars, handling tools (including our patented Hydra-Walk® pipe-handling units and services), pressure-control equipment, power swivels and foam air units.

For the year ended December 31, 2010, the revenue from our fishing and rental services represented approximately 9% of our U.S. based revenues.

Industry Overview

Demand for our well servicing, coiled tubing and fishing and rental services is primarily influenced by current and anticipated oil and natural gas prices and the resulting effect on the willingness of our customers to make operating and capital expenditures to explore for, develop and produce hydrocarbons. Generally, during periods of high oil and natural gas prices, service and maintenance requirements increase as oil and natural gas producers attempt to maximize the productivity of their wells.

We believe that the Baker Hughes U.S. land drilling rig count, which is made publicly available on a weekly basis, is the best indicator of overall oilfield capital spending and activity levels in our primary U.S. onshore market. Although there is typically a lag between increased drilling activity and spending by our customers on well maintenance and other services, our activity levels historically have been correlated with capital spending by oil and natural gas producers. When oil and natural gas prices are strong, capital spending by our customers tends to increase. Similarly, as oil and natural gas prices fall, the drilling rig count tends to decline.

The following table sets forth quarterly oil and gas prices and the Baker Hughes U.S. land drilling rig count for 2010 and 2009:

			Average Baker
		NYMEX Henry	Hughes U.S.
	WTI Cushing	Hub Natural	Land Drilling
	Oil(1)	Gas(1)	Rigs(2)

2010:
First Quarter	$74.78	$5.14	1,354
Second Quarter	$74.79	$4.30	1,513
Third Quarter	$72.46	$4.30	1,626
Fourth Quarter	$85.16	$3.98	1,688
2009:
First Quarter	$40.16	$4.60	1,344
Second Quarter	$55.84	$3.71	934
Third Quarter	$66.02	$3.17	970
Fourth Quarter	$71.67	$4.38	1,108

(1)	Represents the average of the monthly average prices for each of the periods presented. Source: EIA/Bloomberg.

(2)	Source: www.bakerhughes.com

Despite the relative softness in natural gas prices, oil and natural gas drilling activity in the United States has recovered from the lows seen in 2009. According to Baker Hughes, the U.S. land drilling rig count averaged 1,688 rigs during the fourth quarter of 2010, up 80 percent from the low of 934 rigs experienced in the second quarter of 2009. Much of the recent increase in drilling activity has been driven by the increase in horizontal drilling. Although horizontal drilling generally results in more production from a well, it also generally increases the cost of drilling a well as a result of the need for additional time, services and equipment to complete a well. These additional services and equipment include more fluid services to support the fractionation of the formation and the use of larger and more capable well service rigs to drill horizontal sections of the well and of extended-reach, long-lateral capable coiled tubing units to support the stimulation and completion of a horizontal well. We believe that as production declines from horizontal wells as they age, the maintenance requirements will change in a similar fashion from a vertical wellbore.

In an effort to increase production from their existing, mature fields, we believe that producers outside the United States are increasingly applying many of the same well servicing technologies, assets and operating experience developed over the past decades in the mature producing regions of the United States. If this trend continues, we believe that the demand in certain foreign markets for the well services that we provide will increase.

We measure activity levels in our Well Servicing segment primarily through our rig and trucking hours. Generally, as capital spending by oil and natural gas producers increases, demand for our services also rises, resulting in increased rig and trucking services and more hours worked. Conversely, when activity levels decline due to lower spending by oil and natural gas producers, we generally provide fewer rig and trucking services, which results in lower hours worked. The following table presents our quarterly rig and trucking hours for 2010 and 2009:

		Trucking
	Rig Hours	Hours

2010:
First Quarter	485,183	459,292
Second Quarter	489,168	518,483
Third Quarter	503,890	559,181
Fourth Quarter	493,945	707,616

Total 2010	1,972,186	2,244,572
2009:
First Quarter	489,819	499,247
Second Quarter	415,520	416,269
Third Quarter	416,810	398,027
Fourth Quarter	439,552	422,253

Total 2009	1,761,701	1,735,796

Competitive Strengths

Largest Domestic Rig Fleet and Consistent Provider of Well Services.  As of December 31, 2010, our domestic well service rig fleet consisted of 779 available rigs, which we believe represents the largest fleet in the United States. We offer our customers a suite of well services that include rig-based well maintenance, workover, completion and recompletion services, oilfield transportation services, coiled tubing services, fishing and rental services and other ancillary oilfield services. We believe that the scope and scale of our operations benefit our customers and provide us with significant operating efficiencies.

Extensive Domestic Footprint in Key Producing Basins.  Our domestic operations are concentrated in many of the largest and most active drilling regions of the United States, including the Gulf Coast region, the Permian Basin, the Mid-Continent region, the Four Corners region, the Bakken Shale, the Appalachian Basin, the Rocky Mountains and California. We believe that this extensive U.S. footprint gives us a competitive advantage by enabling us to deliver our full range of high-quality well services to our customers throughout the country in a consistent and timely manner. Furthermore, we believe that our operating capabilities will provide opportunities to expand customer relationships as we continue to increase our presence across regions.

Growing Global Presence.  We have an established presence in Mexico and Argentina, and in 2010 we expanded into the Colombian and Bahrain markets and completed our initial deployment of assets into Russia. Our increasing presence in international markets enables us to provide services to many of our existing domestic customers in their overseas operations. In addition, we believe that the experience gained and the technologies developed in connection with our domestic operations will help us to attract new customers in foreign markets as many of the overseas markets in which we provide services contain large mature oil fields with declining production similar to the mature basins in the United States.

Well Intervention Services.  Our well intervention services provide for multiple service opportunities throughout the lifecycle of an individual well. Our rig, fluid management, coiled tubing and fishing and rental services support the initial completion of vertical and horizontal wellbores as well as the maintenance and workover of a well through its final plugging and abandonment. Each new well that is drilled provides a potential stream of well service and intervention revenue for many years as producers attempt to maximize and maintain a well’s productivity. Historically, demand for our well services on producing wells has been less volatile than demand for drilling services.

Long-Lateral Capable Coiled Tubing Fleet.  During 2010, we expanded the number of our coiled tubing units by 72% through acquisitions and organic growth, 60% of which currently consists of extended-reach, long-lateral coiled tubing units. Currently, extended-reach, long-lateral tubing units are utilized most often in the completion phase of a horizontal wellbore as they may be used in a live well and are capable of reaching the total depth of the lateral wellbore. However, we believe that as horizontal wells age and face production declines, extended-reach, long-lateral coiled tubing units will be utilized in horizontal wellbore maintenance as well.

Efficient and Reliable Fleet and Technological Innovation.  Our goal is to operate a safe, efficient and reliable fleet. We seek to differentiate our services from those of our competitors by providing our customers with safe and highly effective technologies. For example, we equip certain of the units in our fleet with our proprietary KeyView® system, base beams and hydraulic work floors, and we couple certain of our rigs with our Hydra-Walk® and SmartTongsm units. We believe this provides our customers with a safe and highly efficient set of technologies that when combined differentiate our rigs from those of our competitors.

Diversified, Established Customer Base.  Our customers include major, independent and foreign national oil and natural gas production companies. We have long-standing relationships with some of the largest integrated and independent global oil and gas production companies in the industry.

High-Quality Workforce.  Our larger customers are increasingly placing greater emphasis on the safety, performance and quality of the crews, equipment and services provided by their contractors. We believe that we have an experienced, skilled and well-trained workforce. We currently own and operate training centers in Texas, California, Wyoming and Louisiana and have devoted, and will continue to devote, substantial resources toward employee safety and training programs and a reduction in employee turnover.

Business Strategy

We intend to build on our competitive strengths to enhance our position within our industry by pursuing the following strategies:

Focus on Horizontal Well Services.  In recent years the number of horizontal wells drilled has increased significantly. To capitalize on this growing market segment we have acquired new equipment, and upgraded existing equipment, capable of providing services integral to the completion and maintenance of horizontal wellbores. We recently added larger and higher horsepower well service rigs to our fleet that are capable of servicing the horizontal wellbores, and in 2010, we expanded the number of our coiled tubing units by 72%, 60% of which currently consist of extended-reach, long-lateral coiled tubing units. In addition, we established our fluids management business in the Bakken Shale in 2010. We intend to continue our focus on the expansion of horizontal well service offerings into new markets in the United States.

Continue Expansion in International Markets.  We presently operate internationally in Mexico, Colombia, the Middle East, Russia and Argentina, areas with large oilfields with declining production. We believe that our domestic experience with mature oilfields and our proprietary technology, such as the KeyView® system, provides us with the opportunity to compete for new business in foreign markets that have mature oilfields similar to those in the United States. We continue to evaluate international expansion opportunities and seek to redeploy underutilized assets to international markets.

Pursue Prudent Acquisitions in Complementary Businesses.  We intend to continue our disciplined approach to acquisitions, seeking opportunities that strengthen our presence in selected regional markets and provide opportunities to expand our core services. For example, our recent acquisition of coiled tubing businesses expands the range of services that we can offer to customers engaged in the rapidly growing horizontal well drilling trend.

Recent Developments

Concurrent Tender Offer.  On February 14, 2011, we commenced a cash tender offer, which we refer to as the concurrent tender offer, to repurchase up to $425 million of our 8 3/8% senior notes due 2014, or the 2014 notes, subject to the completion of this offering and certain other conditions. The consummation of this offering is not contingent upon the successful completion of the concurrent tender offer. Assuming all of the 2014 notes are tendered and purchased in connection with the concurrent tender offer, the aggregate cost of repurchasing the 2014 notes and paying the related consent fees and other expenses will be approximately $472.2 million. We intend to use all of the net proceeds from this offering to fund the concurrent tender offer. Please see “Use of Proceeds” and “Description of Other Indebtedness.” We cannot assure you that the concurrent tender offer will be completed on the terms described in this prospectus supplement, or at all, nor can we assure you that the concurrent tender offer will result in the tender of any 2014 notes. Nothing in this prospectus supplement should be construed as an offer to purchase any of the 2014 notes, as the concurrent tender offer is being made only upon the terms and conditions set forth in a separate offer to purchase and consent solicitation statement and related consent and letter of transmittal.

Amended and Restated Senior Secured Credit Facility.  We expect to enter into a new $400 million revolving credit facility following the closing of this offering. Indebtedness under the new credit facility would be effectively senior to the notes offered hereby to the extent of the value of the assets securing such indebtedness. The closing of the new credit facility, and any borrowings, will be subject to the satisfaction of a number of conditions. We cannot assure you that we will be able to enter into the new credit facility on terms acceptable to us in a timely manner or at all. See “Description of Other Indebtedness — Amended and Restated Senior Secured Credit Facility.”

Recent Divestiture.  On October 1, 2010, we closed the sale of our pressure pumping and wireline businesses, or the Divested Businesses, for cash consideration of $237.7 million and our retention of working capital.

Corporate Information

We were incorporated in the State of Maryland in 1977 and commenced operations in 1978. Our principal executive office is located at 1301 McKinney Street, Suite 1800, Houston, Texas 77010. Our phone number is (713) 651-4300 and website address is www.keyenergy.com. Information on our website is not a part of this prospectus supplement.

The Offering

The following is a brief summary of some of the terms of this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Key Energy Services, Inc.

Notes Offered	$475,000,000 in aggregate original principal amount of 6.750% senior notes due 2021.

Maturity Date	March 1, 2021.

Interest Payment Dates	March 1 and September 1 of each year, beginning on September 1, 2011.

Ranking	The notes will be our senior unsecured obligations. Accordingly, they will rank:

• effectively subordinate to all of our existing and future secured indebtedness, including indebtedness under any senior secured credit facility, to the extent of the collateral securing such indebtedness;

• effectively subordinate to all existing and future indebtedness and other liabilities of any non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us);

• equal in right of payment to all of our existing and future senior indebtedness; and

• senior in right of payment to any future subordinated indebtedness.

As of December 31, 2010, our total consolidated indebtedness was $431.1 million, of which (i) none was secured indebtedness of Key outstanding under our credit facility, (ii) $425 million was our 2014 notes, and (iii) $6.1 million was capital lease indebtedness of the subsidiary guarantors. See “Description of the Notes — Subsidiary Guarantees.” After giving effect to the issuance of the notes and the use of proceeds therefrom, our total consolidated indebtedness would have been $488 million as of December 31, 2010.

Subsidiary Guarantees	The notes will be jointly and severally guaranteed on a senior unsecured basis by certain of our existing and future domestic subsidiaries. In the future, the guarantees may be released or terminated under certain circumstances. Each subsidiary guarantee will rank:

• effectively subordinate to all existing and future secured indebtedness of the guarantor subsidiary, including its guarantee of indebtedness under any senior secured credit facility, to the extent of the collateral securing such indebtedness;

• equal in right of payment to all existing and future senior indebtedness of the guarantor subsidiary; and

• senior in right of payment to any future subordinated indebtedness of the guarantor subsidiary.

Not all of our subsidiaries will guarantee the notes. As of December 31, 2010, after giving effect to the concurrent tender offer (and assuming 100% of the notes are repurchased), this offering and the use of proceeds therefrom as described under “Use of Proceeds”:

• the notes guarantor subsidiaries would have had $2.1 million of outstanding indebtedness, excluding their guarantees under our credit facility and the notes;

• the notes would have been effectively subordinated to $61.5 million of liabilities (which includes trade payables, but excludes intercompany payables) of our non-guarantor subsidiaries; and

• our non-guarantor subsidiaries would have had assets representing approximately 12% of our consolidated assets as of such date and revenue representing approximately 17% of our consolidated revenues for the year then ended.

Optional Redemption	At any time prior to March 1, 2014, we may, at our option, redeem up to 35% of the original principal amount of the notes with the proceeds of certain equity offerings at the redemption prices set forth under “Description of the Notes — Optional Redemption.”

At any time prior to March 1, 2016, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes plus a “make whole” premium, plus accrued and unpaid interest, if any, to the date of redemption. On and after March 1, 2016, we may redeem some or all of the notes at the redemption prices set forth under “Description of the Notes — Optional Redemption.”

Mandatory Offer to Repurchase	If a “Change of Control” occurs as set forth under “Description of the Notes,” we must give holders of the notes an opportunity to sell their notes to us at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. The term “Change of Control” is defined under “Description of the Notes — Repurchase at the Option of Holders — Change of Control” and “Risk Factors — Risks Related to Our Debt and the Notes — We may not be able to repurchase the notes upon a change of control.”

Certain Covenants	We will issue the notes under an indenture with The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture will, among other things, limit our ability and the ability of any of our future restricted subsidiaries to:

• incur additional indebtedness and issue preferred equity interests;

• pay dividends or make other distributions or repurchase or redeem equity interests;

• make loans and investments;

• enter into sale and leaseback transactions;

• sell, transfer or otherwise convey assets;

• create liens;

• enter into transactions with affiliates;

• enter into agreements restricting subsidiaries’ ability to pay dividends;

• designate future subsidiaries as unrestricted subsidiaries; and

• consolidate, merge or sell all or substantially all of the applicable entities’ assets.

These covenants will be subject to a number of important exceptions, limitations and qualifications. For more details, see “Description of the Notes — Certain Covenants.”

Book-Entry Form	The notes will be issued in book-entry form and will be represented by one or more global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company, or DTC. Beneficial interests in the notes will be evidenced by, and transfers will be effected only through, records maintained by participants in DTC.

Absence of Established Public Market for the Notes	The notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. There is currently no established market for the notes. Each of the underwriters has advised us that it currently intends to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice.

Use of Proceeds	We estimate that net proceeds to us from this offering will be approximately $465 million after deducting the underwriters’ discounts and commissions and estimated fees and expenses. We anticipate using the net proceeds from this offering, together with borrowings under our credit facility, to repurchase our 2014 notes in our concurrent tender offer or through publicly or privately negotiated transactions or to redeem any of the 2014 notes. See “Use of Proceeds.” Please also read “— Recent Developments.”

Summary Financial and Operating Data

The following table presents summary financial and operating data as of the dates and for the periods indicated. The summary historical statement of operations, statement of cash flows and other financial data for each of the years in the three-year period ended December 31, 2010 and the summary historical consolidated balance sheet data as of December 31, 2010 and 2009 have been derived from the audited consolidated financial statements incorporated by reference into this prospectus supplement. The balance sheet data as of December 31, 2008 has been derived from audited consolidated financial statements not incorporated by reference into this prospectus supplement.

You should read this information in conjunction with the information provided under the caption “Use of Proceeds,” as well as the historical consolidated financial statements and related notes incorporated by reference into this prospectus supplement and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference into this prospectus supplement. Among other things, the financial statements incorporated by reference into this prospectus supplement provide more detailed information regarding the basis of presentation for the following consolidated financial data.

	Year Ended December 31,
	2008		2009	2010
	(In thousands)

Statement of Operations Data:(1)
Revenues	$1,624,446		$955,699	$1,153,684
Direct operating expenses	1,005,850		675,942	835,012
Depreciation and amortization expense	149,607		149,233	137,047
General and administrative expenses	246,345		172,140	198,271
Asset retirements and impairments	26,101		97,035	—
Interest expense, net of amounts capitalized	42,622		39,405	41,959
Other, net	2,552		(834)	(2,697)

Income (loss) from continuing operations before income taxes and noncontrolling interest	151,369		(177,222)	(55,908)
Income tax (expense) benefit	(81,900)		65,974	20,512

Income (loss) from continuing operations	69,469		(111,248)	(35,396)
Income (loss) from discontinued operations, net of tax	14,344		(45,428)	105,745

Net (loss) income	$83,813		$(156,676)	$70,349

Other Financial Data:
Adjusted EBITDA from continuing operations(2)	$368,708		$108,507	$126,132
Ratio of earnings to fixed charges(3)	4.7	x	(4)	(4)
Balance Sheet Data (at period end):
Current assets	$559,122		$384,132	$414,020
Property and equipment, gross	1,635,424		1,647,718	1,832,443
Property and equipment, net	898,696		794,269	936,744
Total assets	2,016,923		1,664,410	1,892,936
Long-term debt and capital leases, net of current maturities	633,591		523,949	427,121
Total liabilities and equity	2,016,923		1,664,410	1,892,936

	Year Ended December 31,
	2008	2009	2010
	(In thousands)

Statement of Cash Flows Data:
Net cash provided by operating activities	$367,164	$184,837	$129,805
Net cash used in investing activities	(329,074)	(110,636)	(8,631)
Net cash used in financing activities	(7,970)	(127,475)	(100,205)
Effect of changes in exchange rates on cash	4,068	(2,023)	(1,735)
Operating Data:
Rig hours	2,716,805	1,761,701	1,972,186
Trucking hours	2,416,561	1,735,796	2,244,572

(1)	Includes the results of operations for the Divested Businesses, which were sold effective October 1, 2010.

(2)	Adjusted EBITDA from continuing operations is defined as income or loss from continuing operations attributable to Key before interest, taxes, depreciation and amortization. In some periods, Adjusted EBITDA from continuing operations may also add back certain non-recurring items such as asset retirements and impairments. Adjusted EBITDA from continuing operations is a non-GAAP measure that is used as a supplemental financial measure by our management and directors and by external users of our financial statements, such as investors, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest on its indebtedness; and

•	our operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure.

Adjusted EBITDA from continuing operations has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles, or GAAP. Adjusted EBITDA from continuing operations excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using Adjusted EBITDA from continuing operations as an analytical tool include:

•	Adjusted EBITDA from continuing operations does not reflect our current or future requirements for capital expenditures or capital commitments;

•	Adjusted EBITDA from continuing operations does not reflect changes in, or cash requirements necessary to service, interest or principal payments on our debt;

•	Adjusted EBITDA from continuing operations does not reflect income taxes;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA from continuing operations do not reflect any cash requirements for such replacements;

•	other companies in our industry may calculate Adjusted EBITDA from continuing operations differently than we do, limiting its usefulness as a comparative measure; and

•	Adjusted EBITDA from continuing operations is a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in our credit facility, and therefore should not be relied upon for assessing compliance with covenants.

Below is a reconciliation of income or loss from continuing operations attributable to Key as presented in accordance with GAAP to Adjusted EBITDA from continuing operations (a non-GAAP measure) as required under Regulation G of the Exchange Act.

	Year Ended December 31,
	2008	2009	2010
		(In thousands)

Income (loss) from continuing operations	$69,469	$(111,248)	$(35,396)
Income tax expense (benefit)	81,900	(65,974)	(20,512)
Loss attributable to noncontrolling interest	245	555	3,146
Interest expense, net of amounts capitalized	42,622	39,405	41,959
Interest income	(1,236)	(499)	(112)
Asset retirements and impairments	26,101	97,035	—
Depreciation and amortization	149,607	149,233	137,047 (a)

Adjusted EBITDA from continuing operations	$368,708	$108,507	$126,132

(a)	Includes approximately $1.4 million of depreciation and amortization already accounted for under loss attributable to noncontrolling interest.

(3)	For this ratio, “earnings” means the sum of income before taxes, excluding income from equity investees, and fixed charges exclusive of capitalized interest, and “fixed charges” means interest (expensed and capitalized), amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the portion of annual rental expense on operating leases that represents the interest factor. Interest expense resulting from our January 1, 2007 adoption of FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB No. 109, is included in the fixed charges used to calculate our ratio of earnings to fixed charges.

(4)	Earnings were inadequate to cover fixed charges by $54.0 million and $80.8 million for the years ended December 31, 2010 and 2009, respectively.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the risks described below and the risk factors incorporated by reference herein, as well as the other information included or incorporated by reference in this prospectus supplement, before you invest in the notes. Certain risks related to us and our business are contained in the section titled “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference in this prospectus supplement (and in any of our Annual or Quarterly Reports for a subsequent year or quarter that we file with the SEC and that are so incorporated). See the section titled “Where You Can Find More Information” for information about how to obtain a copy of these documents. The risks and uncertainties described below and incorporated by reference into this prospectus supplement are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. If any of these risks actually occurs, our business, financial condition and results of operations, cash flow and prospects could be materially affected. In that case, the value of the notes could decline substantially.

Risks Related to our Business

Our business is cyclical and depends on conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies. Volatility in oil and natural gas prices, tight credit markets and disruptions in the U.S. and global financial systems may adversely impact our business.

Prices for oil and natural gas historically have been extremely volatile and have reacted to changes in the supply of, and demand for, oil and natural gas. These include changes resulting from, among other things, the ability of the Organization of Petroleum Exporting Countries to support oil prices, domestic and worldwide economic conditions and political instability in oil-producing countries. We depend on our customers’ willingness to make expenditures to explore for, develop and produce oil and natural gas. Therefore, weakness in oil and natural gas prices (or the perception by our customers that oil and natural gas prices will decrease in the future) could result in a reduction in the utilization of our equipment and result in lower rates for our services. Our customers’ willingness to undertake these activities depends largely upon prevailing industry conditions that are influenced by numerous factors over which we have no control, including:

•	prices, and expectations about future prices, of oil and natural gas;

•	domestic and worldwide economic conditions;

•	domestic and foreign supply of and demand for oil and natural gas;

•	the price and quantity of imports of foreign oil and natural gas;

•	the cost of exploring for, developing, producing and delivering oil and natural gas;

•	available pipeline, storage and other transportation capacity;

•	lead times associated with acquiring equipment and products and availability of qualified personnel;

•	the expected rates of decline in production from existing and prospective wells;

•	the discovery rates of new oil and gas reserves;

•	federal, state and local regulation of exploration and drilling activities and equipment, material or supplies that we furnish;

•	public pressure on, and legislative and regulatory interest within, federal, state and local governments to stop, significantly limit or regulate hydraulic fracturing activities;

•	weather conditions, including hurricanes that can affect oil and natural gas operations over a wide area and severe winter weather that can interfere with our sand mining operations;

•	political instability in oil and natural gas producing companies;

•	advances in exploration, development and production technologies or in technologies affecting energy consumption;

•	the price and availability of alternative fuel and energy sources; and

•	uncertainty in capital and commodities markets and the ability of oil and natural gas producers to raise equity capital and debt financing.

The level of oil and natural gas exploration and production activity in the United States is volatile. A reduction in the activity levels of our customers could cause a decline in the demand for our services and may adversely affect the prices that we can charge or collect for our services. In addition, any prolonged substantial reduction in oil and natural gas prices would likely affect oil and natural gas production levels and, therefore, would affect demand for the services we provide. A material decline in oil and natural gas prices or drilling activity levels or sustained lower prices or activity levels could have a material adverse effect on our business, financial condition, results of operations and cash flow. Moreover, reduced discovery rates of new oil and natural gas reserves, or a decrease in the development rate of reserves, in our market areas, whether due to increased governmental regulation, limitations on exploration and drilling activity or other factors, could also have a material adverse impact on our business, even in a stronger oil and natural gas price environment.

We operate in a highly cyclical industry. Changes in current or anticipated future prices for crude oil and natural gas are a primary factor affecting spending and drilling activity by exploration and production companies, and decreases in spending and drilling activity can cause rapid and material declines in demand for our services. For example, in 2009 adverse changes in capital and credit markets and declines in prices for oil and natural gas caused many exploration and production companies to reduce capital budgets and drilling activity. This trend resulted in a significant decline in demand for our services, had a material negative impact on the prices we were able to charge our customers, and adversely affected our equipment utilization and results of operations. Future cuts in spending levels or drilling activity could have similar adverse effects on our operating results and financial condition, and such effects could be material.

We may be unable to implement price increases or maintain existing prices on our core services.

We periodically seek to increase the prices on our services to offset rising costs and to generate higher returns for our stockholders. However, we operate in a very competitive industry and as a result, we are not always successful in raising, or maintaining, our existing prices. For example, beginning in the third quarter of 2008 and continuing through the first half of 2009, we were required to make price concessions in order to maintain market share. In addition, during periods of increased market demand, a significant amount of new service capacity, including new well service rigs, coiled tubing units and new fishing and rental equipment, may enter the market, which also puts pressure on the pricing of our services and limits our ability to increase prices.

Even when we are able to increase our prices, we may not be able to do so at a rate that is sufficient to offset such rising costs. In periods of high demand for oilfield services, a tighter labor market may result in higher labor costs. For example in 2010, our labor costs increased at a greater rate than our ability to raise prices for our services. During such periods, we may not be able to successfully increase prices without adversely affecting demand for our services.

The inability to maintain our pricing and to increase our pricing as costs increase could have a material adverse effect on our business, financial position and results of operations.

Increased labor costs or the unavailability of skilled workers could hurt our operations.

Companies in our industry, including us, are dependent upon the available labor pool of skilled employees. We compete with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide our customers with the highest quality service. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require us to enhance our wage and benefits packages. We cannot assure you that labor costs will not increase. Increases in our labor costs could have a material adverse effect on our business, financial condition and results of operations.

Our future financial results could be adversely impacted by asset impairments or other charges.

We have recorded goodwill impairment charges and asset impairment charges in the past. We evaluate our long-lived assets, including our property and equipment, indefinite-lived intangible assets, and goodwill for impairment. In performing these assessments, we project future cash flows on a discounted basis for goodwill, and on an undiscounted basis for other long-lived assets, and compare these cash flows to the carrying amount of the related assets. These cash flow projections are based on our current operating plans, estimates and judgmental assumptions. We perform the assessment of potential impairment on our goodwill and indefinite-lived intangible assets at least annually, or more often if events and circumstances warrant. We perform the assessment of potential impairment for our property and equipment whenever facts and circumstances indicate that the carrying value of those assets may not be recoverable due to various external or internal factors. If we determine that our estimates of future cash flows were inaccurate or our actual results are materially different from what we have predicted, we could record additional impairment charges in future periods, which could have a material adverse effect on our financial position and results of operations.

We have operated at a loss in the past and there is no assurance of our profitability in the future.

We had net operating losses from continuing operations during each of the six fiscal quarters ended December 31, 2010. In the future, we may incur further operating losses and experience negative operating cash flow. We may not be able to reduce our costs, increase revenues, or reduce our debt service obligations sufficient to achieve profitability and generate positive operating income in the future.

Our business involves certain operating risks, which are primarily self-insured, and our insurance may not be adequate to cover all losses or liabilities we might incur in our operations.

Our operations are subject to many hazards and risks, including the following:

•	accidents resulting in serious bodily injury and the loss of life or property;

•	liabilities from accidents or damage by our fleet of trucks, rigs and other equipment;

•	pollution and other damage to the environment;

•	reservoir damage;

•	blow-outs, the uncontrolled flow of natural gas, oil or other well fluids into the atmosphere or an underground formation; and

•	fires and explosions.

If any of these hazards occur, they could result in suspension of operations, damage to or destruction of our equipment and the property of others, or injury or death to our or a third party’s personnel.

We self-insure against a significant portion of these liabilities. For losses in excess of our self-insurance limits, we maintain insurance from unaffiliated commercial carriers. However, our insurance may not be adequate to cover all losses or liabilities that we might incur in our operations. Furthermore, our insurance may not adequately protect us against liability from all of the hazards of our business. We also are subject to the risk that we may not be able to maintain or obtain insurance of the type and amount we desire at a reasonable cost. If we were to incur a significant liability for which we were uninsured or for which we were not fully insured, it could have a material adverse effect on our financial position, results of operations and cash flows.

We are subject to the economic, political and social instability risks of doing business in certain foreign countries.

We currently have operations based in Mexico, Colombia, the Middle East, Russia, Argentina and a technology development group based in Canada, and have ownership interests in two oilfield service companies based in Canada. In the future, we may expand our operations into other foreign countries. As a result, we are exposed to risks of international operations, including:

•	increased governmental ownership and regulation of the economy in the markets where we operate;

•	inflation and adverse economic conditions stemming from governmental attempts to reduce inflation, such as imposition of higher interest rates and wage and price controls;

•	economic and financial instability of national oil companies;

•	increased trade barriers, such as higher tariffs and taxes on imports of commodity products;

•	exposure to foreign currency exchange rates;

•	exchange controls or other currency restrictions;

•	war, civil unrest or significant political instability;

•	restrictions on repatriation of income or capital;

•	expropriation, confiscatory taxation, nationalization or other government actions with respect to our assets located in the markets where we operate;

•	governmental policies limiting investments by and returns to foreign investors;

•	labor unrest and strikes, including the significant labor-related issues we have experienced in Argentina;

•	deprivation of contract rights; and

•	restrictive governmental regulation and bureaucratic delays.

The occurrence of one or more of these risks may:

•	negatively impact our results of operations;

•	restrict the movement of funds and equipment to and from affected countries; and

•	inhibit our ability to collect receivables.

Historically, we have experienced a high employee turnover rate. Any difficulty we experience replacing or adding workers could adversely affect our business.

Historically, we have experienced a high annual employee turnover rate. We believe that the high turnover rate is attributable to the nature of the work, which is physically demanding and performed outdoors. As a result, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. The potential inability or lack of desire by workers to commute to our facilities and job sites, as well as the competition for workers from competitors or other industries, are factors that could negatively affect our ability to attract and retain workers. We cannot assure that we will be able to recruit, train and retain an adequate number of workers to replace departing workers. The inability to maintain an adequate workforce could have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in implementing and maintaining technology development and enhancements.

An important component of our business strategy is to incorporate the KeyView® system, our proprietary technology, into our well service rigs. The inability to successfully develop, integrate and protect this technology could:

•	limit our ability to improve our market position;

•	increase our operating costs; and

•	limit our ability to recoup the investments made in this technological initiative.

We may incur significant costs and liabilities as a result of environmental, health and safety laws and regulations that govern our operations.

Our operations are subject to U.S. federal, state and local and foreign laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the handling, storage and disposal of waste materials, including toxic and hazardous wastes. To comply with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various governmental authorities. While the cost of such compliance has not been significant in the past, new laws, regulations or enforcement policies could become more stringent and significantly increase our compliance costs or limit our future business opportunities, which could have a material adverse effect on our results of operations.

Failure to comply with environmental, health and safety laws and regulations could result in the assessment of administrative, civil or criminal penalties, imposition of cleanup and site restoration costs and liens, revocation of permits, and, to a lesser extent, orders to limit or cease certain operations. Certain environmental laws impose strict and/or joint and several liability, which could cause us to become liable for the conduct of others or for consequences of our own actions that were in compliance with all applicable laws at the time of those actions. For additional information, please read our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference into this prospectus supplement.

Severe weather could have a material adverse effect on our business.

Our business could be materially and adversely affected by severe weather. Oil and natural gas operations of our customers located in Louisiana and parts of Texas may be adversely affected by hurricanes and tropical storms, resulting in reduced demand for our services. Furthermore, our customers’ operations in the Rocky Mountain and Atlantic Coast regions of the United States may be adversely affected by seasonal weather conditions in the winter months. Adverse weather can also directly impede our own operations. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	weather-related damage to facilities and equipment, resulting in suspension of operations;

•	inability to deliver equipment, personnel and products to job sites in accordance with contract schedules; and

•	loss of productivity.

These constraints could delay our operations and materially increase our operating and capital costs. Unusually warm winters may also adversely affect the demand for our services by decreasing the demand for natural gas.

We may not be successful in identifying, making and integrating acquisitions.

An important component of our growth strategy is to make acquisitions that will strengthen our core services or presence in selected markets. The success of this strategy will depend, among other things, on our ability to identify suitable acquisition candidates, to negotiate acceptable financial and other terms, to timely and successfully integrate acquired business or assets into our existing businesses and to retain the key personnel and the customer base of acquired businesses. Any future acquisitions could present a number of risks, including but not limited to:

•	incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

•	failure to integrate successfully the operations or management of any acquired operations or assets in a timely manner;

•	diversion of management’s attention from existing operations or other priorities; and

•	inability to secure sufficient financing, on terms we find acceptable, that may be required for any such acquisition or investment.

Our business plan anticipates, and is based upon our ability to successfully complete and integrate, acquisitions of other businesses or assets in a timely and cost effective manner. Our failure to do so could have an adverse effect on our business, financial condition or results of operations.

The loss of one or more of our largest customers could materially and adversely affect our business, financial condition and results of operations.

Although no single customer accounted for more than 10% of our total consolidated revenues for the year ended December 31, 2010, our ten largest customers made up approximately 55% of our revenues. The loss of one or more of these customers could have an adverse effect on our business, financial condition and results of operations.

Compliance with climate change legislation or initiatives could negatively impact our business.

There have been new federal and state legislative and regulatory initiatives proposed in an attempt to control or limit the effects of greenhouse gas emissions, such as carbon dioxide. In June 2009, the U.S. House of Representatives approved The American Clean Energy and Security Act of 2009. However, neither this bill nor a related bill in the U.S. Senate, The Clean Energy and Emissions Power Act was passed by Congress. Several states have passed legislation which impose certain requirements on motor vehicle emissions, and some states require greenhouse gas reporting. In addition, in response to its endangerment finding in 2009, the EPA adopted regulations that restrict motor vehicle emissions. These regulations took effect on January 2, 2011. At this time, it is not possible to predict how legislation or new federal or state government mandates regarding the emission of greenhouse gases could impact our business; however, any such future laws or regulations could require us or our customers to devote potentially material amounts of capital or other resources in order to comply with such regulations. These expenditures could have a material adverse impact on our financial position, results of operations or cash flows.

Our bylaws contain provisions that may prevent or delay a change in control.

Our bylaws contain certain provisions designed to enhance the ability of the board of directors to respond to unsolicited attempts to acquire control of the Company. These provisions:

•	establish a classified board of directors, providing for three-year staggered terms of office for all members of our board of directors;

•	set limitations on the removal of directors;

•	provide our board of directors the ability to set the number of directors and to fill vacancies on the board of directors occurring between stockholder meetings; and

•	set limitations on who may call a special meeting of stockholders.

These provisions may have the effect of entrenching management and may deprive investors of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

Risks Related to Our Debt and the Notes

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make payments on our indebtedness, and to fund planned capital expenditures, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to conditions in the oil and natural gas industry, general economic and financial conditions, competition in the markets where we operate, the impact of legislative and regulatory actions on how we conduct our business and other factors, all of which are beyond our control. This risk could be exacerbated by any economic downturn or instability in the U.S. and global credit markets.

We cannot assure you that our business will generate sufficient cash flow from operations to service our outstanding indebtedness, or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other capital needs. If our business does not generate sufficient cash flow from operations to service our outstanding indebtedness, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying acquisitions or capital investments, such as remanufacturing our rigs and related equipment; or

•	seeking to raise additional capital.

We may not be able to implement alternative financing plans, if necessary, on commercially reasonable terms or at all, and implementing any such alternative financing plans may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to obtain alternative financings, could materially and adversely affect our business, financial condition, results of operations and future prospects for growth.

In addition, a downgrade in our credit rating would make it more difficult for us to raise additional debt financing in the future. However, such a credit downgrade would not have an effect on our currently outstanding senior debt under the indenture governing our 2014 notes or senior secured credit facility.

The amount of our debt and the covenants in the agreements governing our debt could negatively impact our financial condition, results of operations and business prospects.

Our level of indebtedness, and the covenants contained in the agreements governing our debt, including the indenture governing the notes offered hereby, could have important consequences for our operations, including:

•	making it more difficult for us to satisfy our obligations under our indebtedness and increasing the risk that we may default on our debt obligations;

•	requiring us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•	limiting management’s flexibility in operating our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	diminishing our ability to withstand successfully a downturn in our business or the economy generally;

•	placing us at a competitive disadvantage against less leveraged competitors; and

•	making us vulnerable to increases in interest rates, because certain debt will vary with prevailing interest rates.

We may be required to repay all or a portion of our debt on an accelerated basis in certain circumstances. If we fail to comply with the covenants and other restrictions in the agreements governing our debt, it could lead to an event of default and the consequent acceleration of our obligation to repay outstanding debt. Our ability to comply with debt covenants and other restrictions may be affected by events beyond our control, including general economic and financial conditions.

In particular, under the terms of our indebtedness, we must comply with certain financial ratios and satisfy certain financial condition tests, several of which become more restrictive over time and could require us to take action to reduce our debt or take some other action in order to comply with them. Our ability to satisfy required financial ratios and tests can be affected by events beyond our control, including prevailing economic, financial and industry conditions, and we cannot assure you that we will continue to meet those ratios and tests in the future. A breach of any of these covenants, ratios or tests could result in a default under our indebtedness. If we default, our credit facility lenders will no longer be obligated to extend credit to us and they, as well as the trustee for our 2014 notes and the notes offered hereby, could elect to declare all amounts outstanding under the credit facility or indentures, as applicable, together with accrued interest, to be immediately due and payable. The results of such actions would have a significant negative impact on our results of operations, financial position and cash flows.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior secured credit facility bear interest at variable rates, exposing us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, any indebtedness of our subsidiaries, foreign currency controls and other applicable laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at the maturity of the notes, or to repurchase the notes upon an occurrence of a change in control, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

The notes and the guarantees will be unsecured and effectively subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness.

The notes and the guarantees will be general unsecured senior obligations ranking effectively junior in right of payment to all existing and future secured debt of ours and that of each subsidiary guarantor, respectively, including obligations under any senior secured credit facility, to the extent of the value of the collateral securing the debt. As of December 31, 2010, after giving effect to the concurrent tender offer for our 2014 notes (assuming 100% of the 2014 notes are repurchased) and the application of the proceeds of this offering as described in “Use of Proceeds,” our total indebtedness would have been approximately $488 million, $475 million of which would have been the notes offered hereby and none of which would have been secured indebtedness under our credit facility. The indenture governing the notes permits us and the subsidiary guarantors to incur additional secured debt in the future.

If we or a subsidiary guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of ours or that subsidiary guarantor will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing that debt before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors and the holders of our secured debt to the extent that such debt is not satisfied with the proceeds of the collateral therefor, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, there may not be sufficient assets available to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

The Notes will be effectively subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries.

Certain of our subsidiaries are not guarantors of the notes. As a result, our right to receive assets upon the liquidation or recapitalization of any of our non-guarantor subsidiaries, and your consequent right to participate in those assets, is subject to the claims of such subsidiary’s creditors. Accordingly, the notes are effectively subordinated to all indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries. As of December 31, 2010, our total consolidated indebtedness was $431.1 million, of which none was indebtedness of our non-guarantor subsidiaries.

Despite our and our subsidiaries’ current level of indebtedness, we may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to certain limitations. The terms of our indenture will not prohibit us or our subsidiaries from doing so. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. Increased leverage could, for example:

•	make it more difficult for us to satisfy our obligations under our indebtedness; if we fail to comply with the requirements of our indebtedness, that failure could result in an event of default of such indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other business activities;

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	diminish our ability to successfully withstand a downturn in our business or the economy generally; and

•	place us at a competitive disadvantage against less leveraged competitors.

If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could increase.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain change of control events, we would be required to offer to repurchase all or any part of the notes then outstanding for cash at 101% of the principal amount. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including:

•	borrowings under our existing credit facility or new senior secured revolving credit facility or other sources;

•	sales of assets; or

•	sales of equity.

Sufficient funds may not be available at the time of any change of control to repurchase your notes. In addition, our existing credit facility prohibits, and the new credit facility is expected to prohibit, such repurchases. Moreover, a “change of control” (as defined in the indenture for the notes) is an event of default under our existing credit facility, and will be an event of default under our new senior secured revolving credit facility, that would permit the lenders to accelerate the debt outstanding under such facilities. Finally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees can be voided, or claims under the subsidiary guarantees may be subordinated to all other debts of that subsidiary guarantor, if among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

Our subsidiary guarantees may also be voided, without regard to the above factors, if a court found that the subsidiary guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to substantively consolidate us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. This would expose holders of notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provisions of the bankruptcy code. Under these provisions, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

Many of the covenants contained in the indenture will terminate if the notes are rated investment grade by either Standard & Poor’s or Moody’s and no default or event of default has occurred and is continuing.

Many of the covenants in the indenture governing the notes will terminate if the notes are rated investment grade by either Standard & Poor’s or Moody’s and no default or event of default has occurred and is continuing. These covenants will not be restored if the notes are later rated below investment grade. Termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the Notes — Certain Covenants.”

There is no public market for the notes.

The notes are a new issue of securities, and there is no existing trading market for the notes. Although the underwriters have informed us that they intend to make a market in the notes, they have no obligation to do so and may discontinue making a market at any time without notice. Accordingly, a liquid market may not develop for the notes, you may not be able to sell your notes at a particular time or the prices that you receive when you sell the notes may not be favorable.

We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of noteholders;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We do not assure you that the market for the notes will be free from similar disruptions. Any disruptions could have an adverse effect on noteholders.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $465.0 million after deducting the underwriters’ discounts and commissions and estimated fees and expenses. We intend to use the net proceeds from this offering, together with borrowings under our credit facility, to repurchase the $425 million in principal amount of our 8 3/8% senior notes due 2014 and to pay related fees and expenses. Assuming all of the 2014 notes are tendered and purchased, the aggregate cost of such purchases, the related consent fees and other related fees and expenses will be approximately $472.2 million. To the extent that less than all of our existing notes are tendered and repurchased in the concurrent tender offer, we may allow non-tendered notes to remain outstanding until their maturity or, at our discretion, use remaining proceeds from this offering to repurchase, redeem or defease such notes or for other general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization and cash position as of December 31, 2010 on:

•	a consolidated historical basis; and

•	on an as adjusted basis to give effect to the issuance and sale of the notes in this offering and the application of the proceeds from this offering as described under “Use of Proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included or incorporated by reference into this prospectus supplement.

	December 31, 2010
	Historical	As Adjusted(1)
	(Unaudited)
	(In thousands)

Cash and cash equivalents:	$56,628	$56,628

Current portion of long-term debt	3,979	3,979

Long term debt, less current portion:
Senior secured credit facility(2)	—	7,209
Capital lease obligations	2,121	2,121
8.375% senior notes due 2014	425,000	—
6.750% senior notes due 2021	—	475,000

Total long-term debt, less current portion	427,121	484,330

Total debt	431,100	488,309
Total stockholders’ equity attributable to Key	949,086	949,086
Noncontrolling interest	32,717	32,717

Total capitalization	$1,412,903	$1,470,112

(1)	Assumes the repurchase pursuant to our concurrent tender offer of all $425 million in principal amount of our 2014 notes and the payment of related fees and expenses and accrued but unpaid interest.

(2)	At February 17, 2011, we had no indebtedness outstanding under our senior secured credit facility. We expect to enter into a new credit facility following the closing of this offering. Please read “Summary — Recent Developments — Amended and Restated Senior Secured Credit Facility.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated financial data as of the dates and for the periods indicated. The summary consolidated financial data for each of the years presented below has been derived from our audited financial statements. Our consolidated financial data includes the results of operations for the Divested Businesses which were sold effective October 1, 2010. You should read this information in conjunction with the audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference into this prospectus supplement. Among other things, the financial statements incorporated by reference into this prospectus supplement provide more detailed information regarding the basis of presentation for the following consolidated financial data.

	Year Ended December 31,
	2006	2007	2008	2009	2010
	(In thousands)

Statement of Operations Data:
Revenues	$1,305,925	$1,358,327	$1,624,446	$955,699	$1,153,684
Direct operating expenses	785,083	791,595	1,005,850	675,942	835,012
Depreciation and amortization expense	113,336	111,211	149,607	149,233	137,047
General and administrative expenses	185,791	218,637	246,345	172,140	198,271
Asset retirements and impairments	—	—	26,101	97,035	—
Interest expense, net of amounts capitalized	39,511	37,206	42,622	39,405	41,959
Other, net	(9,356)	4,045	2,552	(834)	(2,697)

(Loss) income from continuing operations before income taxes and noncontrolling interest	191,560	195,633	151,369	(177,222)	(55,908)
Income tax benefit (expense)	(72,196)	(75,695)	(81,900)	65,974	20,512

(Loss) income from continuing operations before noncontrolling interest	119,364	119,938	69,469	(111,248)	(35,396)
Income (loss) from discontinued operations, net of tax	51,669	49,234	14,344	(45,428)	105,745

Net income (loss)	$171,033	$169,172	$83,813	$(156,676)	$70,349

Balance Sheet Data:
Current assets	$488,606	$487,865	$559,122	$384,132	$414,020
Property and equipment, gross	1,139,819	1,403,726	1,635,424	1,647,718	1,832,443
Property and equipment, net	587,641	771,002	898,696	794,269	936,744
Total assets	1,541,398	1,859,077	2,016,923	1,664,410	1,892,936
Long-term debt and capital leases, net of current maturities	406,080	511,614	633,591	523,949	427,121
Total liabilities and equity	1,541,398	1,859,077	2,016,923	1,664,410	1,892,936
Statement of Cash Flow Data:
Net cash provided by operating activities	$258,724	$249,919	$367,164	$184,837	$129,805
Net cash used in investing activities	(245,647)	(302,847)	(329,074)	(110,636)	(8,631)
Net cash (used in) provided by financing activities	(18,634)	23,240	(7,970)	(127,475)	(100,205)
Effect of changes in exchange rates on cash	(238)	(184)	4,068	(2,023)	(1,735)

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges on a consolidated basis for the periods indicated. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus supplement.

	Year Ended December 31,
	2006		2007		2008		2009	2010

Ratio of earnings to fixed charges(1)	5.2	x	5.5	x	4.7	x	(2)	(2)

(1)	For this ratio, “earnings” means the sum of income from continuing operations before taxes, excluding income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees and pre-tax losses of equity investees for which charges from guarantees are included in fixed charges, less capitalized interest and noncontrolling interest in the pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” means interest (expensed and capitalized), amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the portion of annual rental expense on operating leases that represents the interest factor. Interest expense resulting from our January 1, 2007 adoption of FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB No. 109, is included in the fixed charges used to calculate our ratio of earnings to fixed charges.

(2)	Earnings were inadequate to cover fixed charges by $54.0 million and $80.8 million for the years ended December 31, 2010 and 2009, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

General.  On November 29, 2007, we entered into a $400.0 million credit agreement with Bank of America, N.A., as paying agent, co-administrative agent, swing line lender and L/C issuer, Wells Fargo Bank, National Association, as co-administrative agent, swing line lender and L/C issuer, Fortis Capital Corp and Capital One, N.A. as co-documentation agents and the other lenders party thereto. We entered into an amendment to the credit agreement on October 27, 2009, which reduced the total credit commitments under the facility from $400.0 million to $300.0 million, effected by a pro rata reduction of the commitment of each lender under the facility. We have the ability to request increases in the total commitments under the facility by up to $100.0 million in the aggregate, with any such increases being subject to certain requirements as well as lenders’ approval.

Guarantees.  The credit facility and the obligations thereunder are guaranteed by each existing and future direct and indirect domestic subsidiary (other than certain excluded subsidiaries that do not have material assets or operations) of the Company.

Interest; fees.  The interest rate per annum applicable to the credit facility (as amended) is, at our option, (i) LIBOR plus a margin of 350 to 450 basis points, depending on our consolidated leverage ratio, or (ii) the base rate (defined as the higher of (x) Bank of America’s prime rate and (y) the Federal Funds rate plus 0.5%), plus a margin of 250 to 350 basis points, depending on our consolidated leverage ratio. Unused commitment fees on the facility range from 0.50% to 0.75%, depending upon our consolidated leverage ratio.

Letter of credit fees are payable on the maximum amount available to be drawn under each letter of credit at a rate per annum equal to LIBOR plus a margin of 350 to 450 basis points, depending on our consolidated leverage ratio. Such fees are (a) payable quarterly in arrears on the first business day after March 31, June 30, September 30 and December 31 and (b) shared proportionately by the lenders under the revolving credit facility.

Covenants.  The credit facility contains certain financial covenants, which, among other things, require us to maintain certain financial ratios and limit our annual capital expenditures. In addition to covenants that impose restrictions on our ability to repurchase shares, have assets owned by domestic subsidiaries located outside the United States and other such limitations, the amended credit facility also requires:

•	that our consolidated funded indebtedness be no greater than 45% of our adjusted total capitalization;

•	that our senior secured leverage ratio of senior secured funded debt to trailing four quarters of earnings before interest, taxes, depreciation and amortization (as calculated pursuant to the terms of the credit facility, “EBITDA”) be no greater than 2.00 to 1.00;

•	that we maintain a consolidated interest coverage ratio of trailing four quarters EBITDA to interest expense of at least 3.00 to 1.00;

•	that we limit our capital expenditures (not including any made by foreign subsidiaries that are not wholly-owned) to (i) $120.0 million during each fiscal year if our consolidated leverage ratio of total funded debt to trailing four quarters EBITDA is greater than 3.50 to 1.00; or (ii) $250.0 million if our consolidated leverage ratio of total funded debt to trailing four quarters EBITDA is equal to or less than 3.50 to 1.00, subject to certain adjustments;

•	that we only make acquisitions that either (i) are completed for equity consideration, without regard to leverage, or (ii) are completed for cash consideration, but only (A) if the consolidated leverage ratio of total funded debt to trailing four quarters EBITDA is 2.75 to 1.00 or less, (x) there is an aggregate amount of $25.0 million in unused credit commitments under the facility and (y) we are in pro forma compliance with the financial covenants contained in the credit agreement; and (B) if the consolidated leverage ratio of total funded debt to trailing four quarters EBITDA is greater than 2.75 to 1.00, in addition to the requirements in sub clauses (x) and (y) in clause (A) above, the cash amount paid with respect to acquisitions is limited to $25.0 million per fiscal year (subject to potential increase using amounts then available for capital expenditures and any net cash proceeds we receive after October 27, 2009 in connection with the issuance or sale of equity interests or the incurrence or issuance of certain unsecured debt securities that are identified as being used for such purpose); and

•	that we limit our investment in foreign subsidiaries (including by way of loans made by us and our domestic subsidiaries to foreign subsidiaries and guarantees made by us and our domestic subsidiaries of debt of foreign subsidiaries) to $75.0 million during any fiscal year or an aggregate amount after October 27, 2009 equal to (i) the greater of $200.0 million or 25% of our consolidated net worth, plus (ii) any net cash proceeds we receive after October 27, 2009, in connection with the issuance or sale of equity interests or the incurrence of certain unsecured debt securities that are identified as being used for such purpose.

In addition, the amended credit facility contains certain covenants, including, without limitation, restrictions related to (i) liens; (ii) debt, guarantees and other contingent obligations; (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property or assets; (v) loans, acquisitions, joint ventures and other investments; (vi) dividends and other distributions to, and redemptions and repurchases from, equity holders; (vii) prepaying, redeeming or repurchasing the 2104 notes or other unsecured debt incurred pursuant to the sixth bullet point listed above; (viii) granting negative pledges other than to the lenders; (ix) changes in the nature of our business; (x) amending organizational documents, or amending or otherwise modifying any debt if such amendment or modification would have a material adverse effect, or amending the 2014 notes or any other unsecured debt incurred pursuant to the sixth bullet point listed above if the effect of such amendment is to shorten the maturity of the 2014 notes or such other unsecured debt; and (xi) changes in accounting policies or reporting practices; in each of the foregoing cases, with certain exceptions.

Defaults.  Under the credit agreement, the following events; among others, constitute events of default, in some instances subject to various notice requirements and grace periods:

•	a failure to pay principal or interest on any loan under the credit agreement;

•	a failure to observe or perform covenants or agreements in the credit agreement or the other loan documents;

•	any representation or warranty was incorrect in any material respect when made;

•	a default in the payment of certain other obligations;

•	proceedings under federal, state or foreign bankruptcy, insolvency, receivership or similar laws are commenced by or against us;

•	we are unable or generally fail to pay our debts as they become due;

•	a judgment greater than $30,000,000 is rendered against us and remains undischarged; or

•	certain change of control events occur with respect to us.

If an event of default occurs, then the lenders may: (1) terminate their commitments under the credit agreement, (2) declare any outstanding loans under the credit agreement to be immediately due and payable after applicable grace periods, and (3) exercise their remedies with respect to the collateral. An event of default under the credit agreement may result in one or more cross-defaults under other indebtedness, including the notes offered hereby. Similarly, a default generally under the indenture governing our 2014 notes, or the indenture governing the notes offered hereby, would constitute an event of default under the credit agreement.

8 3/8% Notes due 2014

We have $425.0 million aggregate principal amount of our 2014 notes. The 2014 notes are general unsecured senior obligations and are subordinate to all of our existing and future secured indebtedness. The 2014 notes are jointly and severally guaranteed on a senior unsecured basis by certain of our existing and future domestic subsidiaries. Interest on the 2014 notes is payable on June 1 and December 1 of each year. The 2014 notes mature on December 1, 2014.

On or after December 1, 2011, the 2014 notes will be subject to redemption at any time and from time to time at our option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage

2011	104.188%
2012	102.094%
2013	100.000%

At any time and from time to time prior to December 1, 2011, we may, at our option, redeem all or a portion of the 2014 notes at a redemption price equal to 100% of the principal amount thereof plus the “applicable premium” (as defined in the indenture governing the 2014 notes) with respect to the 2014 notes and plus accrued and unpaid interest thereon to the redemption date. If we experience a change of control, subject to certain exceptions, we must give holders of the 2014 notes the opportunity to sell to us their 2014 notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase.

We are subject to certain covenants under the indenture governing the 2014 notes. The indenture limits our ability to, among other things:

•	sell assets;

•	pay dividends or make other distributions on capital stock or subordinated indebtedness;

•	make investments;

•	incur additional indebtedness or issue preferred stock;

•	create certain liens;

•	enter into agreements that restrict dividends or other payments from our subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

These covenants are subject to certain exceptions and qualifications, and contain cross-default provisions tied to the covenants of our senior secured credit facility. In addition, substantially all of the covenants will terminate before the 2014 notes mature if one of two specified ratings agencies assigns the 2014 notes an investment grade rating in the future and no events of default exist under the indenture governing the 2014 notes. Any covenants that cease to apply to us as a result of achieving an investment grade rating will not be restored, even if the credit rating assigned to the 2014 notes later falls below an investment grade rating. As of December 31, 2010, the 2014 notes were below investment grade and have never been assigned an investment grade rating. We were in compliance with all the covenants under the 2014 notes as of December 31, 2010.

On February 14, 2011, we commenced a tender offer to repurchase up to $425 million aggregate principal amount of our 2014 notes. See “Summary — Recent Developments — Concurrent Tender Offer.”

Amended and Restated Senior Secured Credit Facility

On February 11, 2011, we received a commitment, subject to customary conditions including syndication on a best efforts basis, for a new $400.0 million senior secured revolving credit facility, up to $250 million of which may be used for letters of credit. Pursuant to the commitment, the new credit facility would contain an accordion feature to expand the new facility in an aggregate amount up to $100.0 million. We expect to enter into the new credit facility following the closing of this offering of notes. We expect the interest rate provisions applicable to loans under the new facility to be more favorable than those contained in our existing senior secured credit facility, and that the covenants in the new credit facility will be substantially similar to such existing facility, except that we expect to be permitted greater flexibility in both domestic and foreign investments. Indebtedness under the new credit facility, if we are able to enter into it, would be our senior secured obligation and would be effectively senior to the notes offered hereby. We may not be able to enter into the new credit facility on these terms in a timely manner or at all.

The closing of the new credit facility, and any borrowings thereunder, will be subject to the satisfaction of a number of customary conditions. We cannot assure you that we will be able to enter into the new credit facility on terms acceptable to us in a timely manner or at all.

DESCRIPTION OF THE NOTES

Key will issue the 6.750% senior notes due 2021 (the “notes”) under a base indenture (the “base indenture”) among Key and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), as supplemented by a supplemental indenture among Key, the Guarantors and the trustee. See “Notice to Investors.” In this description, the term “indenture” refers to the base indenture as supplemented by the supplemental indenture. The terms of the notes include those provisions contained in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following discussion summarizes the material provisions of the indenture. It does not purport to be complete, and is qualified in its entirety by reference to all of the provisions of the indenture, including the definition of certain terms, and to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under the caption “— Additional Information.” You can find the definitions of certain terms used in this description under the caption “— Certain Definitions.” In this description, the word “Key” refers only to Key Energy Services, Inc. and does not include any of its subsidiaries. Certain other defined terms used in this description but not defined below under the caption “— Certain Definitions” have the meanings assigned to them in the indenture, and all references to “holders” in this description are to registered holders unless otherwise indicated.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes

The notes:

•	will be general unsecured, senior obligations of Key;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of Key;

•	will be senior in right of payment to all future subordinated Indebtedness of Key;

•	will be effectively subordinate in right of payment to all existing and future secured Indebtedness of Key, including Indebtedness under the Identified Senior Credit Facilities, to the extent of the collateral securing such Indebtedness;

•	will be effectively subordinate in right of payment to all existing and future Indebtedness and other liabilities of Key’s non-guarantor Subsidiaries (other than Indebtedness and other liabilities owed to Key or any Guarantor); and

•	will be unconditionally guaranteed by the Guarantors on a senior unsecured basis.

As of December 31, 2010, after giving effect to this offering and the application of the net proceeds therefrom as described under “Use of Proceeds,” Key would have had total Indebtedness of approximately $488.3 million, of which $475.0 million would have been the notes and none would have been junior in right of payment to the notes.

The Guarantees

The notes initially will be guaranteed by each of the Guarantors. Each Subsidiary Guarantee:

•	will be a general unsecured, senior obligation of such Guarantor;

•	will be pan passu in right of payment with all existing and future senior Indebtedness of such Guarantor;

•	will be senior in right of payment to all future subordinated Indebtedness of such Guarantor;

•	will be effectively subordinate in right of payment to all existing and future secured Indebtedness of such Guarantor, including its guarantee of Indebtedness under the Identified Senior Credit Facilities, to the extent of the collateral securing that Indebtedness; and

•	will be effectively subordinate to all existing and future Indebtedness and other liabilities of Key’s non-guarantor Subsidiaries (other than Indebtedness and other liabilities owed to such Guarantor).

As of December 31, 2010, after giving effect to this offering, and the application of the net proceeds therefrom as described under “Use of Proceeds,” the Guarantors would have had $2.1 million of outstanding Indebtedness, excluding their guarantees of the notes and Key’s Indebtedness under the Identified Senior Credit Facilities, all of such outstanding Indebtedness being in the form of capital leases and unsecured debt.

Not all of Key’s Restricted Subsidiaries will guarantee the notes. Furthermore, newly created or acquired Restricted Subsidiaries will be required to guarantee the notes only under the circumstances described below under the caption “— Certain Covenants — Additional Subsidiary Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary, the non-guarantor Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to Key. As of December 31, 2010, after giving effect to this offering and the application of the proceeds therefrom as described under “Use of Proceeds,” the notes would have been effectively subordinated to $61.5 million of liabilities (including trade payables but excluding intercompany payables) of Key’s non-guarantor Subsidiaries. Key’s non-guarantor Subsidiaries had assets representing approximately 12% of the consolidated assets of Key as of December 31, 2010, and revenue representing approximately 17% of the consolidated revenues of Key for the year ended December 31, 2010.

As of the Issue Date, all of Key’s Subsidiaries will be Restricted Subsidiaries. However, under the circumstances described below under the subheading “— Certain Covenants — Restricted Payments,” Key will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

The notes will mature on March 1, 2021. The notes will bear interest at the applicable rate set forth on the cover page of this prospectus supplement from March 4, 2011, or from the most recent interest payment date to which interest has been paid. Interest on the notes will be payable semiannually on March 1 and September 1 of each year, beginning on September 1, 2011. Key will pay interest to those persons who are holders of record at the close of business on February 15 and August 15 of each year. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Key will issue the notes in an initial aggregate principal amount of $475.0 million. Key may issue additional notes from time to time after the date hereof. Any offering of additional notes will be subject to all of the covenants in the indenture. The notes and any additional notes will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any additional notes issued under the indenture will be guaranteed by the Guarantors.

If a holder of any notes has given wire transfer instructions to Key at least 10 business days prior to the applicable payment date, Key will make all principal, premium and interest payments on those notes in accordance with those instructions. All such payments on any other certificated notes will be made at the office or agency of the paying agent within The City of New York, unless Key elects to make interest payments by check mailed to the holders at their addresses set forth in the security register. Key will make all payments on each note in global form in immediately available funds.

The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in specified circumstances for any tax or other governmental charge that may be imposed in connection with those transfers, exchanges or redemptions.

Subsidiary Guarantees

Key’s payment obligations with respect to the notes will be jointly and severally guaranteed on a senior, unsecured basis by the Guarantors. Initially, all of Key’s Restricted Subsidiaries will be Guarantors except for its Foreign Subsidiaries and several immaterial Restricted Subsidiaries that are not required by the Identified Senior Credit Facilities to act as guarantors thereunder. Prior to the occurrence of an Investment Grade Rating Event, additional Domestic Subsidiaries of Key will be required to become Guarantors under the circumstances described under “— Certain Covenants— Additional Subsidiary Guarantees.” The Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount the Guarantor is permitted to guarantee under applicable law without creating a “fraudulent conveyance.” See “Risk Factors — Risks Relating to the Notes — A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

To the extent that the Subsidiary Guarantee of a Guarantor has not been released in accordance with the provisions of the indenture, such Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into, another Person (whether or not such Guarantor is the resulting, transferee or surviving Person) other than Key or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form specified in the indenture, all the obligations of such Guarantor under the indenture, the notes and its Subsidiary Guarantee on terms set forth therein; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the provisions of the indenture described under the caption “— Repurchase at the Option of Holders — Asset Sales.”

The Subsidiary Guarantee of a Guarantor will be released:

(3) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Key, if the sale or other disposition complies with the applicable provisions of the indenture;

(4) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Key, if the sale or other disposition complies with the applicable provisions of the indenture;

(5) if such Guarantor is a Restricted Subsidiary and Key designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(6) upon Legal Defeasance or Covenant Defeasance as described below under the caption “— Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “— Satisfaction and Discharge”;

(7) upon the liquidation or dissolution of such Guarantor provided that no Default or Event of Default has occurred and is continuing; or

(8) at any time after the occurrence of an Investment Grade Rating Event, such Guarantor does not have outstanding Indebtedness, and it does not guarantee Indebtedness of Key or any other Guarantor, in each case in excess of a De Minimis Amount.

Optional Redemption

The notes will not be redeemable at the option of Key except as described below and in the penultimate paragraph of “— Repurchase at the Option of Holders — Change of Control.” Key is not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market transactions or otherwise, so long as the acquisition does not otherwise violate the terms of the indenture.

On or after March 1, 2016, the notes will be subject to redemption at any time and from time to time at the option of Key, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount redeemed) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Percentage

2016	103.375%
2017	102.250%
2018	101.125%
2019 and thereafter	100.000%

At any time and from time to time before March 1, 2014, Key may on any one or more occasions redeem up to 35% of the aggregate principal amount of the outstanding notes (which amount includes additional notes) at a redemption price of 106.750% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds (other than Designated Proceeds) of any one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of the notes issued under the indenture (which amount includes additional notes) remains outstanding immediately after each such redemption; and provided, further, that each such redemption shall occur within 180 days of the date of the closing of such Equity Offering.

In addition, at any time and from time to time prior to March 1, 2016, Key may, at its option, redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the notes plus accrued and unpaid interest thereon to the redemption date. Notice of such redemption must be mailed to holders of the notes called for redemption not less than 30 nor more than 60 days prior to the redemption date. The notice need not set forth the Applicable Premium but only the manner of calculation thereof. The indenture will provide that with respect to any such redemption Key will notify the trustee of the Applicable Premium with respect to the notes promptly after the calculation and that the trustee will not be responsible for such calculation.

Selection and Notice

If less than all of the notes are to be redeemed at any time, selection of such notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate and consistent with the applicable procedures of the Depositary; provided that no notes of $2,000 or less shall be redeemed in part. Notices of redemption with respect to the notes shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption. Any redemption or notice of redemption may, at Key’s discretion, be subject to one or more conditions precedent and, in the case of a redemption with the net cash proceeds (other than Designated Proceeds) of an Equity Offering, notice may be given prior to, and subject to, the completion of the related Equity Offering.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, all holders of notes will have the right to require Key to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of the notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, Key will mail to each holder of notes a notice describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. Key will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, Key will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of Key’s compliance with such securities laws or regulations.

With respect to any Change of Control Offer, on the Change of Control Payment Date, Key will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof tendered pursuant to the Change of Control Offer; and

(3) deliver or cause to be delivered to the trustee all notes accepted for purchase together with an officers’ certificate stating the aggregate principal amount of the notes or portions thereof being purchased by Key.

The paying agent will promptly mail to each holder of notes tendered pursuant to the Change of Control Offer the Change of Control Payment for such notes, with such payments to be made through the facilities of The Depository Trust Company (the “Depository”) for all notes in global form, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered by the holder; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Key will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable, except as set forth under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.” Except as described above with respect to a Change of Control, the indenture will not contain any provision that permits the holders of notes issued thereunder to require Key to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Key’s ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control may constitute a default under the Credit Facilities. In addition, certain events that may constitute a change of control under the Credit Facilities and cause a default thereunder may not constitute a Change of Control under the indenture. Future Indebtedness of Key and its Subsidiaries may also contain prohibitions on certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by holders of notes of their right to require Key to repurchase their notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Key. Finally, Key’s ability to pay cash to the holders of notes upon a repurchase may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Credit Facilities and other Indebtedness may prohibit Key from prepaying or purchasing the notes before their scheduled maturity. Consequently, if Key is unable to prepay or purchase any Indebtedness containing such restrictions or obtain requisite consents, it will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control, which could result in a Default under the indenture. A Default under the indenture may result in a cross-default under other Indebtedness.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Key by increasing the capital required to effectuate such transactions. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Key and its Restricted Subsidiaries taken as a whole. There is little case law interpreting the phrase “all or substantially all” in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of notes to require Key to repurchase the holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of Key’s properties or assets to a Person or a group based on the Change of Control provisions may be uncertain.

Key will not be required to make a Change of Control Offer with respect to the notes upon a Change of Control if a third party makes the Change of Control Offer with respect to the notes in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture that are applicable to a Change of Control Offer made by Key and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made with respect to the notes in advance of a Change of Control, and conditional upon the occurrence of such Change of Control, if a definitive agreement for the Change of Control is in place at the time of making of the Change of Control Offer.

With respect to the notes, if holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Key, or any third party making a Change of Control Offer in lieu of Key as described above, purchases all of the notes validly tendered and not withdrawn by such holders, Key or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest thereon to the date of redemption.

Upon the occurrence of an Investment Grade Rating Event, the Change of Control provisions described under this caption will cease to apply to Key and will no longer have effect.

Asset Sales

Key will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Key or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (which shall give effect to the assumption by another Person of any liabilities as provided for in clause (2) (a) of this paragraph and which, in the case of an Asset Sale involving consideration not exceeding $100 million, need not be determined by the Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) (x) at least 75% of the consideration received in such Asset Sale is in the form of cash or Cash Equivalents or (y) the Fair Market Value of all forms of consideration other than cash or Cash Equivalents received for all Asset Sales since the Issue Date does not exceed in the aggregate 10% of

Consolidated Net Worth of Key at the time each determination is made; provided that any of the following items shall be deemed to be cash and Cash Equivalents for the purposes of this clause (2):

(a) the assumption of any liabilities (as shown on Key’s or the Restricted Subsidiary’s most recent balance sheet) of Key or any Restricted Subsidiary of Key (other than liabilities that are by their terms subordinated to notes issued under the indenture or any Subsidiary Guarantee) by the transferee of any such assets pursuant to a customary novation agreement that releases Key or the Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Key or any such Restricted Subsidiary from such transferee that are converted by Key or the Restricted Subsidiary into cash or Cash Equivalents within 180 days following their receipt (to the extent of cash or Cash Equivalents received);

(c) other assets or rights used or useful in a Permitted Business, including, without limitation, assets or Investments of the nature or type described in clause (13) of the definition of “Permitted Investments”; and

(d) accounts receivable of a business retained by Key or any of its Restricted Subsidiaries following the sale of such business; provided, that such accounts receivable are not (x) past due more than 60 days and (y) do not have a payment date greater than 90 days from the date of the invoice creating such accounts receivable;

provided, that any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Lien incurred not in violation of the covenant described below under the caption “— Certain Covenants — Liens” or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure, shall not be required to satisfy the conditions set forth in clauses (1) and (2) of this paragraph.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Key or the Restricted Subsidiary, as the case may be, may apply such Net Proceeds, at its option:

(e) to prepay, repay, purchase, repurchase or redeem any Senior Indebtedness of Key or any Restricted Subsidiary of Key;

(f) to acquire a controlling interest in another business or all or substantially all of the assets or operating line of another business, in each case engaged in a Permitted Business;

(g) to make capital expenditures; or

(h) to acquire other non-current assets to be used in a Permitted Business, including, without limitation, assets or Investments of the nature or type described in clause (13) of the definition of “Permitted Investments”;

provided that Key or the applicable Restricted Subsidiary will be deemed to have complied with clause (b) or (c) of this sentence if, within 365 days of such Asset Sale, Key or such Restricted Subsidiary shall have commenced and not completed or abandoned an expenditure or Investment, or entered into a binding agreement with respect to an expenditure or Investment, in compliance with clause (b) or (c), and that expenditure or Investment is substantially completed within a date one year and six months after the date of such Asset Sale. Pending the final application of any such Net Proceeds, Key may temporarily reduce Indebtedness under any Credit Facility or otherwise expend or invest such Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales described in this paragraph that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Asset Sale Proceeds.”

When the aggregate amount of Excess Asset Sale Proceeds exceeds $30 million, Key will be required under the indenture to make an offer to the holders of notes issued thereunder and the holders of any other Senior Indebtedness that is subject to requirements with respect to the application of net proceeds from asset sales that are substantially similar to those contained in the indenture (an “Asset Sale Offer”) to purchase on a pro rata basis (with the Excess Asset Sale Proceeds prorated between the holders of the notes and such holders of such other Senior Indebtedness based upon outstanding aggregate principal amounts) the maximum principal amount of the notes and such other Senior Indebtedness that may be purchased or prepaid, as applicable, out of the prorated Excess Asset Sale Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted amount in the case of any Senior Indebtedness issued with original issue discount) plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the indenture. To the extent that the aggregate principal amount of the notes and other Senior Indebtedness tendered (and electing to be redeemed or repaid, as applicable) pursuant to an Asset Sale Offer is less than the Excess Asset Sale Proceeds, Key and its Restricted Subsidiaries may use any remaining Excess Asset Sale Proceeds for general corporate purposes and any other purpose not prohibited by the indenture. If the aggregate principal amount of the notes and such other Senior Indebtedness surrendered by holders thereof exceeds the amount of the prorated Excess Asset Sale Proceeds, Key shall select the notes and such other Senior Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Asset Sale Proceeds shall be reset at zero.

Key will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the date such Asset Sale Offer is completed.

Key will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, Key will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of Key’s compliance with such securities laws or regulations. Upon the occurrence of an Investment Grade Rating Event, the Asset Sale provisions described under this caption will cease to apply to Key and will no longer have effect.

Certain Covenants

The indenture will contain covenants including, among others, those summarized below. From and after the occurrence of an Investment Grade Rating Event, each of the covenants described below (except for clause (1) of the first paragraph of the covenant under the caption “— Merger, Consolidation or Sale of Assets” and the covenant described under the caption “— Reports”), together with the Change of Control and Asset Sales provisions described above under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Repurchase at the Option of Holders — Asset Sales,” respectively, and clause (6) of the first paragraph under the caption “— Events of Default and Remedies,” will cease to apply to Key and its Subsidiaries, as the case may be, and will no longer have effect. Instead, the covenant described below under the caption “— Investment Grade Covenant” will apply to Key and become effective upon the occurrence of such an Investment Grade Rating Event. For the avoidance of doubt, such covenants and provisions shall not be reinstated even if the notes are subsequently assigned a rating below an Investment Grade Rating by any Rating Agency or Rating Agencies.

Restricted Payments

Key will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Key’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Key or any of its Restricted Subsidiaries) or to the direct or indirect holders of Key’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such, in each case other than dividends or distributions declared or paid in Equity Interests (other than Disqualified Stock) of Key or declared or paid to Key or any of its Restricted Subsidiaries;

(2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving Key) any Equity Interests of Key (other than any such Equity Interests owned by a Restricted Subsidiary of Key);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Obligation, except a payment of interest or principal at its Stated Maturity; or

(4) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (3) above and this clause (4) being collectively referred to as “Restricted Payments”), unless at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing; and

(b) Key would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Key or any of its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clause (2), (3), (4), (5), (6), (8), (9), (10), (11) or (12) of the next succeeding paragraph), is less than the sum of:

(i) 50% of the Consolidated Net Income of Key for the period (taken as one accounting period) from the Issue Date to the end of Key’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a loss, less 100% of such loss), plus

(ii) 100% of the aggregate net cash proceeds (other than Designated Proceeds), or the Fair Market Value of assets or property other than cash, received by Key from the issue or sale, in either case, since the Issue Date of (A) Equity Interests of Key (other than Disqualified Stock), or (B) Disqualified Stock or debt securities of Key that have been converted into, or exchanged for, such Equity Interests, together with the aggregate cash received at the time of such conversion or exchange, other than Equity Interests (or Disqualified Stock or convertible or exchangeable debt securities) sold to a Restricted Subsidiary of Key and other than Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock, plus

(iii) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary pursuant to the terms of the indenture or has been merged or consolidated with or into, or transfers or otherwise disposes of all of substantially all of its properties or assets to or is liquidated into, Key or a Restricted Subsidiary, the lesser of, at the date of such redesignation, merger, consolidation, transfer, disposition or liquidation (A) the book value (determined in accordance with GAAP) of the aggregate Investments made by Key and its Restricted Subsidiaries in such Unrestricted Subsidiary (or of the properties or assets disposed of, as applicable) and (B) the Fair Market Value of such Investment in such Unrestricted Subsidiary, in each case after deducting any Indebtedness of such Unrestricted Subsidiary, plus

(iv) to the extent not already included in Consolidated Net Income for such period, (A) if any Restricted Investment that was made by Key or any Restricted Subsidiary after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment resulting from such sale, liquidation or repayment (less any out-of-pocket costs incurred in connection with any such sale) and (B) the net reduction in such Restricted Investment resulting from payments of interest, dividends, principal repayments and other transfers and distributions of cash, assets or other property, in an amount not to exceed the aggregate amount of such Restricted Investment.

The preceding provisions shall not prohibit:

(1) the payment of any dividend or the consummation of an irrevocable redemption of Subordinated Obligations within 60 days after the date of the declaration of such dividend or the delivery of the irrevocable notice of redemption, as the case may be, if at the date of the declaration or the date on which such irrevocable notice is delivered, such dividend or redemption would have complied with the provisions of the indenture;

(2) the making of any Restricted Payments described in clause (2) or (3) of the preceding paragraph out of the net cash proceeds (other than Designated Proceeds) of the substantially concurrent sale or issuance (a sale or issuance will be deemed substantially concurrent if such Restricted Payment occurs not more than 45 days after such sale or issuance) (other than to a Restricted Subsidiary of Key) of Equity Interests of Key (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (c)(ii) of the preceding paragraph;

(3) the making of any principal payment on, or the defeasance, redemption, repurchase or other acquisition of, prior to its Stated Maturity, any Subordinated Obligation with the net cash proceeds from an incurrence of, or in exchange for the issuance of, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of Key to the holders of its Equity Interests (other than Disqualified Stock) on a pro rata basis and the payment of any dividend or distribution by Key to the holders of its Disqualified Stock, provided that such Disqualified Stock is issued on or after the Issue Date in accordance with the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(5) (x) the acquisition in open-market purchases of our common stock of Key for matching contributions to its employee stock purchase and deferred compensation plans in the ordinary course of business or (y) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Key or any Restricted Subsidiary of Key held by any current or former officer, employee, consultant or director of Key (or any of its Subsidiaries) pursuant to the terms of agreements (including employment agreements) and plans approved by Key’s Board of Directors, including any management equity plan or stock option plan or any other management or employee benefit plan, agreement or trust, provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (5) shall not exceed the sum of (x) $15 million in any twelve-month period (with unused amounts to be carried over into the following twelve-month period), (y) the aggregate net proceeds received by Key during such twelve-month period from the issuance of such Equity Interests (other than Disqualified Stock) pursuant to such agreements or plans and (z) the net cash proceeds of key man life insurance received by Key or its Restricted Subsidiaries after the Issue Date;

(6) (x) in connection with an acquisition by Key or any Restricted Subsidiary, the return of Equity Interests constituting a portion of the purchase consideration in settlement of indemnification claims or (y) repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options;

(7) repurchases of Subordinated Obligations at a purchase price not greater than (i) 101% of the principal amount (or accreted value, if applicable) of such Subordinated Obligations and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount (or accreted value, if applicable) of such Subordinated Obligations and accrued and unpaid interest thereon in the event of an Asset Sale, in connection with any change in control offer or asset sale offer required by the terms of such Subordinated Indebtedness, but only if:

(a) in the case of a Change of Control, Key has first complied with and fully satisfied its obligations under the covenant described under “— Repurchase at the Option of Holders — Change of Control”; or

(b) in the case of an Asset Sale, Key has complied with and fully satisfied its obligations in accordance with the covenant described under the heading “— Repurchase at the Option of Holders — Asset Sales”;

(8) the payment of reasonable and customary directors’ fees to the members of Key’s Board of Directors, provided that such fees are consistent with past practice or current requirements;

(9) the purchase by Key of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(10) the declaration and payment of dividends on mandatorily convertible preferred stock of Key (other than Disqualified Stock) issued after the Issue Date in an aggregate amount not to exceed the amount of Designated Proceeds;

(11) Restricted Payments consisting of dividends or other distributions on the common stock of Key or purchases of its common stock in an aggregate amount of up to $200 million since the Issue Date; and

(12) other Restricted Payments in an aggregate amount since the Issue Date not to exceed the greater of (A) $40 million and (B) 3.0% of Consolidated Tangible Assets as of the date of making any such Restricted Payment;

provided, further, that, with respect to clauses (2), (3), (5), (6), (7), (8), (10), (11) and (12) above, no Default or Event of Default shall have occurred and be continuing.

In determining whether any Restricted Payment is permitted by this covenant, Key may allocate or reallocate all or any portion of such Restricted Payment among clauses (1) through (12) of the preceding paragraph or among such clauses and the first paragraph of this covenant, provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of one or more of clauses (1) through (12) of the preceding paragraph of this covenant and the first paragraph of this covenant. The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the transfer, incurrence or issuance of such non-cash Restricted Payment.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, Key could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test under the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock” or the Fixed Charge Coverage Ratio of Key immediately after giving effect to such designation would not be less than the Fixed Charge Coverage Ratio of Key immediately prior to such designation;

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing; and

(3) Key certifies that such designation complies with this covenant. Any such designation by the Board of Directors shall be evidenced by Key promptly filing with the trustee a copy of the resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding provisions.

The Board of Directors may designate any Subsidiary of Key to be an Unrestricted Subsidiary under the circumstances and pursuant to the requirements described in the definition of “Unrestricted Subsidiary,” which requirements include that such designation will be made in compliance with this covenant. For purposes of making the determination as to whether such designation would be made in compliance with this covenant, all outstanding Investments by Key and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described under the caption “— Restricted Payments.” All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (1) the net book value (determined in accordance with GAAP) of such Investments at the time of such designation and (2) the Fair Market Value of such Investments at the time of such designation.

Incurrence of Indebtedness and Issuance of Disqualified Stock

Key will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), other than Permitted Debt, and Key shall not issue, and shall not permit any of its Restricted Subsidiaries to issue, any Disqualified Stock; provided, however, that Key or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if Key’s Fixed Charge Coverage Ratio for Key’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred, or such Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The provisions of the first paragraph of this covenant shall not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Key or any Restricted Subsidiary of Indebtedness pursuant to one or more Credit Facilities; provided, however, that, immediately after giving effect to any such incurrence, the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (1) and then outstanding does not exceed the greater of (A) $500 million and (B) 35% of Consolidated Tangible Assets at the time of incurrence;

(2) the incurrence by Key and the Guarantors of Indebtedness represented by the notes and the Subsidiary Guarantees to be issued on the Issue Date;

(3) the incurrence by Key or any of its Restricted Subsidiaries of Existing Indebtedness;

(4) the incurrence by Key or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness, the net proceeds of which are applied to refinance any Indebtedness incurred in respect of any Indebtedness described under clauses (2), (3), (4), (8) or (11) of this paragraph or incurred pursuant to the first paragraph of this covenant;

(5) the incurrence by Key or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Key and any of its Restricted Subsidiaries; provided, however, that (A) if Key or any Guarantor is the obligor and a Restricted Subsidiary of Key that is not a Guarantor is the obligee on such Indebtedness, such Indebtedness will be subordinated to the payment in full of all Obligations with respect to the notes and the Subsidiary Guarantees, as the case may be, and (B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Key or a Restricted Subsidiary of Key and (2) any sale or other transfer of any such Indebtedness to a Person that is not either Key or a Restricted Subsidiary of Key shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Key or such Restricted Subsidiary, as the case may be, that is not then permitted by this clause (5);

(6) the incurrence by Key or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including any Acquired Debt), in each case, incurred in connection with the purchase of, or for the purpose of financing the purchase of, the cost of construction, improvement or development of, property, plant or equipment used in the Permitted Business of Key or a Restricted Subsidiary of Key or incurred to extend, refinance, renew, replace, defease or refund any such purchase price or cost of construction, improvement or development, in an aggregate principal amount not to exceed $50 million at any time outstanding;

(7) the incurrence by Key or any of its Restricted Subsidiaries of Indebtedness consisting of Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(8) the incurrence by Key or any of its Restricted Subsidiaries of Indebtedness arising from agreements of Key or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of Key or any business or assets of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary of Key or any of its Restricted Subsidiaries for the purposes of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of Key or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum liability in respect of all such Indebtedness incurred in connection with a disposition shall at no time exceed the gross proceeds including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Key and its Restricted Subsidiaries in connection with such disposition;

(9) the guarantee by Key or any Restricted Subsidiary of Indebtedness of Key or a Restricted Subsidiary of Key that was permitted to be incurred by any other provision of this covenant; provided that the guarantee of any Indebtedness of a Restricted Subsidiary of Key that ceases to be such a Restricted Subsidiary shall be deemed a Restricted Investment at the time such Restricted Subsidiary’s status terminates in an amount equal to the maximum principal amount so guaranteed, for so long as, and to the extent that, such guarantee remains outstanding;

(10) the issuance by a Restricted Subsidiary of Key of Disqualified Stock to Key or to any of its Restricted Subsidiaries; provided, however, that any subsequent event or issuance or transfer of any Equity Interests that results in the owner of such Disqualified Stock ceasing to be Key or any of its Restricted Subsidiaries or any subsequent transfer of such preferred stock to a Person, other than Key or one of its Restricted Subsidiaries, shall be deemed to be an issuance of Disqualified Stock by such Subsidiary that was not permitted by this clause (10);

(11) the incurrence by Key or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(12) the incurrence by Key or any of its Restricted Subsidiaries of Indebtedness incurred in the ordinary course of business under (A) documentary letters of credit, or surety bonds or insurance contracts, which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by Key or a Restricted Subsidiary of Key, (B) standby letters of credit, surety bonds or insurance contracts issued for the purpose of supporting (1) workers’ compensation or similar liabilities of Key or any of its Restricted Subsidiaries or (2) performance, payment, deposit or surety obligations of Key or any of its Restricted Subsidiaries and (C) bid, advance payment and performance bonds and surety bonds or similar insurance contracts for Key and its Restricted Subsidiaries, and refinancings thereof; and

(13) the incurrence by Key or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other provision of this covenant) in an aggregate principal amount (or accreted value, as applicable) not to exceed the greater of (A) $50 million at any one time outstanding and (B) 3.5% of Consolidated Tangible Assets as of any date of incurrence after giving pro forma effect to such incurrence and the application of proceeds therefrom.

To the extent Key’s Unrestricted Subsidiaries incur Non-Recourse Indebtedness and any such Indebtedness ceases to be Non-Recourse Indebtedness of such Unrestricted Subsidiary, then such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Key that was subject to this covenant.

Neither Key nor any Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Key or such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be, on substantially identical terms; provided, however, that no Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described above or is entitled to be incurred pursuant to the first paragraph of this covenant, Key will, in its sole discretion, classify (or later classify or reclassify) in whole or in part such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness or a portion thereof may be classified (or later classified or reclassified) in whole or in part as having been incurred under more than one of the applicable clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

Key will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or acquired after that date, securing any Indebtedness, unless:

(1) in the case of Liens securing Subordinated Obligations of Key or a Restricted Subsidiary, the notes or Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on a senior basis to the Subordinated Obligations so secured with the same priority that the notes or Subsidiary Guarantees, as applicable, have to such Subordinated Obligations until such time as such Subordinated Obligations are no longer so secured by a Lien; and

(2) in the case of Liens securing Senior Indebtedness of Key or a Restricted Subsidiary, the notes or Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on an equal and ratable basis with the Senior Indebtedness so secured until such time as such Senior Indebtedness is no longer so secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Key will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Key to:

(1) (x) pay dividends or make any other distributions to Key or any of its Restricted Subsidiaries on its Capital Stock or (y) pay any Indebtedness owed to Key or any of its Restricted Subsidiaries; provided, that the priority of any preferred stock in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on common stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock;

(2) make loans or advances to Key or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Key or any of its Restricted Subsidiaries.

However, the restrictions in the first paragraph of this covenant will not apply to encumbrances or restrictions existing under or by reason of:

(a) any Credit Facility in effect after the Issue Date to the extent its provisions, taken as a whole, are no more restrictive with respect to such dividend, distribution or other payment restrictions and loan or investment restrictions than those contained in the Credit Facilities as in effect on the Issue Date;

(b) (i) the indenture, the notes or the Subsidiary Guarantees, (ii) the Existing Indenture, the Existing Notes or the Existing Guarantees or (iii) any other indentures governing debt securities issued by Key or any Guarantor that are no more restrictive with respect to such dividend, distribution or other payment restrictions and loan or investment restrictions than those contained in the indenture, the notes and the Subsidiary Guarantees;

(c) any future Liens that may be permitted to be granted under, or incurred not in violation of, any other provisions of the indenture;

(d) applicable law or any applicable rule, regulation or order;

(e) any instrument governing Indebtedness or Capital Stock, or any other agreement relating to any property or assets, of a Person acquired by Key or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person or such Person’s subsidiaries, so acquired, provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(f) restrictions of the nature described in clause (3) above by reason of customary non-assignment provisions in contracts, agreements, licenses and leases entered into in the ordinary course of business;

(g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

(h) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(i) agreements relating to secured Indebtedness otherwise permitted to be incurred pursuant to the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” and not in violation of the covenant described above under the caption “— Liens,” that limit the right of the debtor to dispose of assets securing such Indebtedness;

(j) Permitted Refinancing Indebtedness in respect of Indebtedness referred to in clauses (a), (b), (e), (g) and (i) of this paragraph, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive with respect to such dividend, distribution or other payment restrictions and loan or investment restrictions than those contained in the agreements governing the Indebtedness being refinanced;

(k) provisions with respect to the disposition or distribution of assets in joint venture agreements, asset sale agreements, agreements relating to Sale/Leaseback Transactions, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(l) encumbrances or restrictions contained in, or in respect of, Hedging Obligations permitted under the indenture from time to time;

(m) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(n) any instrument governing Indebtedness of a Foreign Subsidiary; provided that such Indebtedness was otherwise permitted by the terms of the indenture to be incurred.

Merger, Consolidation or Sale of Assets

Key will not consolidate or merge with or into, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Key and its Restricted Subsidiaries taken as a whole in one or more related transactions, to another Person unless:

(1) Key is the resulting, transferee or surviving Person or the resultant, transferee or surviving Person (if other than Key) is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia and such resulting, transferee or surviving Person assumes, pursuant to a supplemental indenture and other documentation in form and substance reasonably satisfactory to the trustee, all of the obligations and covenants of Key under the indenture and the notes; provided, that unless such resulting, transferee or surviving Person is a corporation, a corporate co-issuer of the notes will be added to the indenture by such supplemental indenture;

(2) immediately before and after such transaction no Default or Event of Default has occurred and is continuing; and

(3) except in the case of a consolidation or merger of Key with or into a Restricted Subsidiary, or a sale, assignment, transfer, conveyance or other disposition of properties or assets to Key or a Restricted Subsidiary, either:

(a) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, Key or the resultant, transferee or surviving Person (if other than Key) would have a Fixed Charge Coverage Ratio that is not less than the Fixed Charge Coverage Ratio of Key immediately prior to such transaction;

(b) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, Key or the resultant transferee or surviving Person (if other than Key) would be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock”; or

(c) immediately after giving pro forma effect to such transaction, the Consolidated Net Worth of Key or the resultant, transferee or surviving Person (if other than Key) would be not less than the Consolidated Net Worth of Key immediately prior to such transaction.

Upon any transaction or series of related transactions that are of the type described in, and are effected in accordance with, the foregoing paragraph, the surviving Person (if other than Key) shall succeed to, and be substituted for, and may exercise every right and power of, Key under the indenture and the notes with the same effect as if such surviving Person had been named as Key in the indenture, and when a surviving Person duly assumes all of the obligations and covenants of Key pursuant to the indenture and the notes, the predecessor Person shall be relieved of all such obligations.

In addition, Key may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Additional Subsidiary Guarantees

If, after the Issue Date, any Restricted Subsidiary (other than a Foreign Subsidiary) of Key that is not already a Guarantor (whether or not acquired or created by Key or another Restricted Subsidiary after the Issue Date) incurs any Indebtedness, or guarantees any other Indebtedness of Key or a Guarantor, in either case in excess of a De Minimis Amount, then such Restricted Subsidiary will become a Guarantor with respect to the notes issued thereunder by executing and delivering a supplemental indenture, in the form provided for in the indenture, to the trustee within 180 days of the date on which it incurred or guaranteed such Indebtedness.

Transactions with Affiliates

Key will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an “Affiliate Transaction”) if such Affiliate Transaction involves aggregate consideration in excess of $1 million, unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Key or the relevant Restricted Subsidiary than those that could have been obtained in a transaction by Key or such Restricted Subsidiary with an unrelated Person or, if no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Key or the relevant Restricted Subsidiary from a financial point of view, evidenced (if required by clause (2) below) by the officers’ certificate provided for in clause (2) below; and

(2) Key delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of at least $20 million but equal to or less than $40 million, an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40 million, a resolution of its Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors;

provided, that none of the following shall be deemed to be Affiliate Transactions and therefore shall not be subject to the provisions of the preceding paragraph:

(3) any employment, equity award, equity option or equity appreciation agreement or plan, agreement or other similar compensation plan or arrangement entered into by Key or any of its Restricted Subsidiaries in the ordinary course of its business;

(4) transactions between or among (A) Key and one or more Restricted Subsidiaries and (B) any Restricted Subsidiaries;

(5) the performance of any written agreement in effect on the Issue Date, as such agreement may be amended, modified or supplemented from time to time; provided, however, that any amendment, modification or supplement entered into after the Issue Date will be permitted only to the extent that its terms do not adversely affect the rights of any holders of the notes (as determined in good faith by an officer of Key, and, if such amendment, modification or supplement involves aggregate consideration in excess of $40 million, as determined in good faith by the Board of Directors) as compared to the terms of the agreement in effect on the Issue Date;

(6) loans or advances to officers, directors and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures and other purposes, in each case, in the ordinary course of business;

(7) maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

(8) fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Key or any of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary;

(9) sales of Equity Interests of Key (other than Disqualified Stock) to Affiliates of Key or any of its Restricted Subsidiaries;

(10) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments”; and

(11) any transactions between Key or any Restricted Subsidiary and any Person, a director of which is also a director of Key or a Restricted Subsidiary; provided that such director abstains from voting as a director of Key or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction.

Reports

Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, Key will furnish to the trustee and each holder of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if Key were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Key were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Key’s consolidated financial statements by Key’s certified independent accountants. In addition, Key will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

If at any time Key is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Key will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. Key agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the preceding, the Commission will not accept Key’s filings for any reason, Key will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Key were required to file those reports with the Commission.

In addition, Key and the Guarantors agree that, for so long as any notes remain outstanding, at any time Key is not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Key will be deemed to have furnished such reports to the trustee and the holders of notes if it has filed such reports with the Commission using the EDGAR filing system and such reports are publicly available.

Investment Grade Covenant

Upon the occurrence of an Investment Grade Rating Event, the covenant described below will apply to Key and its Subsidiaries and become effective upon the occurrence of such an Investment Grade Rating Event.

Secured Indebtedness

If Key or any Subsidiary incurs any Indebtedness secured by a Lien (other than certain Permitted Liens) on any asset, whether now owned or hereafter acquired, or if any Subsidiary that is not a Guarantor of the notes incurs any Indebtedness of any kind, Key or such Subsidiary, as the case may be, will secure the notes equally and ratably with (or, at its option, prior to) the

Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien, or will guarantee the notes on a full and unconditional senior basis (if a Subsidiary incurs unsecured Indebtedness), in each case unless the aggregate amount of all Indebtedness secured by a Lien and the Attributable Amounts of all Sale/Leaseback Transactions would not exceed 12.5% of Consolidated Tangible Assets.

Events of Default and Remedies

Each of the following will constitute an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by Key or any of its Restricted Subsidiaries to comply with the provisions described above under the captions “— Certain Covenants — Merger, Consolidation or Sale of Assets” and “— Repurchase at the Option of Holders — Change of Control” and such failure continues for 30 days after written notice is given to Key as provided below;

(4) failure by Key or any of its Restricted Subsidiaries to comply with any of other agreement in the indenture or the notes (other than a failure that is subject to clause (1), (2) or (3) above) and such failure continues for 60 days after written notice is given to Key as provided below;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Key or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Key or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $30 million or more;

(6) failure by Key or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $30 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(7) the occurrence of certain events of bankruptcy or insolvency with respect to Key, any Significant Subsidiary or any group of Subsidiaries that when taken together would constitute a Significant Subsidiary; and

(8) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of the indenture or the release of any such Subsidiary Guarantee in accordance with the indenture).

A Default under clause (3) or clause (4) above will not be an Event of Default until the trustee or the holders of not less than 25% in principal amount of the outstanding notes notify Key of the Default and Key does not cure such Default within the specified time after receipt of such notice.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare all notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Key, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all notes will become due and payable without further action or notice. Holders of notes may not enforce the indenture or the notes except as provided therein. Subject to certain limitations, the holders of a majority in principal amount of outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice from holders of the notes of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or any premium) if it determines that withholding notice is in their interest.

In the case of an Event of Default specified in clause (5) of the first paragraph under this caption, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded with respect to the notes, automatically and without any action by the trustee or the holders of the notes, if within 60 days after such Event of Default first arose Key delivers an officers’ certificate to the trustee stating that (1) the Indebtedness or guarantee that is the basis for such Event of Default has been paid or discharged, (2) the holders of the Indebtedness have rescinded or waived the acceleration giving rise to such Event of Default or (3) the default that is the basis for such Event of Default has been otherwise cured; provided, however, that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

The holders of a majority in principal amount of the outstanding notes by notice to the trustee may on behalf of all holders of the notes (1) waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of or premium on, the notes and (2) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived.

Key will be required to deliver to trustee annually a statement regarding compliance with the indenture and Key will be required upon becoming aware of any Default or Event of Default under the indenture to deliver to the trustee a statement specifying such Default or Event of Default.

Upon the occurrence of an Investment Grade Rating Event, clause (6) of the first paragraph under this caption will cease to apply to Key and will no longer have effect.

No Personal Liability of Directors, Officers, Employees, Managers, Incorporators, Members, Partners and Stockholders

No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of Key or any of its Subsidiaries, as such, shall have any liability for any obligations of Key or any Guarantor under the notes, the Subsidiary Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note by accepting the note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

Key may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and the indenture and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of the outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due (but not the Change of Control Payment or the payment pursuant to an Asset Sale Offer) from the trust referred to below;

(2) Key’s obligations with respect to holders of notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee and Key’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, Key may, at its option and at any time, elect to have the obligations of Key and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy and insolvency events) described above under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Key must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Key must specify whether the notes are being defeased to their stated maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Key shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (A) Key has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Key shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the incurrence of Indebtedness or the grant of Liens securing such Indebtedness, all or a portion of the proceeds of which will be applied to such deposit) or insofar as Defaults from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Key or any of its Restricted Subsidiaries is a party or by which Key or any of its Restricted Subsidiaries is bound, or if such breach, violation or default would occur, which is not waived as of, and for all purposes, on and after, the date of such deposit;

(6) Key must deliver to the trustee an officers’ certificate stating that the deposit was not made by Key with the intent of preferring the holders of the notes over the other creditors of Key with the intent of defeating, hindering, delaying or defrauding creditors of Key or others; and

(7) Key must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the Indenture) when:

(a) either (1) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has heretofore been deposited in trust and thereafter repaid to Key) have been delivered to the trustee for cancellation; or (2) all such notes not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and Key has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of stated maturity or redemption;

(b) no Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit), and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Key is a party or by which Key is bound;

(c) Key has paid or caused to be paid all sums due and payable by it under the indenture; and

(d) Key has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at stated maturity or the redemption date, as the case may be.

In addition, Key must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents and Key may require such holder to pay any taxes and fees required by law or permitted by the indenture. Key is not required to transfer or exchange any notes selected for redemption. Also, Key is not required to transfer or exchange any notes in respect of which a notice of redemption has been given or for a period of 15 days before a selection of the notes to be redeemed.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing Default or compliance with any provision of the indenture, the notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount the outstanding notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of the notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in such note;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on notes (except as permitted by clause (7) below);

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, Key, the Guarantors and the trustee may without the consent of any holder thereof amend or supplement the indenture, the notes or the Subsidiary Guarantees:

(9) to cure any ambiguity, defect or inconsistency;

(10) to provide for uncertificated notes in addition to or in place of certificated notes;

(11) to provide for the assumption of Key’s or any Guarantor’s obligations to holders of the notes in the case of a merger or consolidation or sale of all or substantially all of Key’s or such Guarantor’s properties or assets, including the addition of any required co-issuer of the notes;

(12) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights of any such holders under the indenture;

(13) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(14) to add any additional Guarantor or to release any Guarantor from its Subsidiary Guarantee, to evidence or provide for the acceptance of appointment of a successor trustee or to add any additional Events of Default, in each case, as provided in the indenture;

(15) to secure the notes;

(16) to conform the text of the indenture, such notes or the Subsidiary Guarantees to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to set forth, verbatim or in substance, a provision of the indenture, the notes or the Subsidiary Guarantees; or

(17) to provide for the issuance of additional notes and related Subsidiary Guarantees.

Concerning the Trustee

The indenture will contain certain limitations on the rights of the trustee, should it become a creditor of Key, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Key Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010, Attention: Vice President and Treasurer.

Book-Entry, Delivery and Form

The notes will initially be represented by one or more global notes in registered form without interest coupons (collectively, the “global notes”).

Global notes will be deposited upon issuance with the trustee as custodian for the Depository and registered in the name of the Depository or its nominee, in each case, for credit to an account of a direct or indirect participant of the Depository as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Depository Procedures — Exchange of Book-Entry Notes for Certificated Notes.”

The global notes (including beneficial interests in the global notes) are subject to certain restrictions on transfer and will bear a restrictive legend as described under “Notice to Investors.” In addition, transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of the Depository and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of the Depository, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Key takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

The Depository has advised Key that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of the Depository are recorded on the records of the Participants and Indirect Participants.

The Depository has also advised Key that, pursuant to procedures established by it:

(1) upon deposit of the global notes, the Depository will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the global notes; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by the Depository (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are Participants in the Depository’s system may hold their interests therein directly through the Depository. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of the Depository. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because the Depository can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the Depository’s system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a global note registered in the name of the nominee of the Depository will be payable to the nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, Key, the Guarantors and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for all other purposes. Consequently, neither Key, the Guarantors, the trustee, nor any agent of Key, the Guarantors or the trustee has or will have any responsibility or liability for:

(1) any aspect of the Depository’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of the Depository’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of the Depository or any of its Participants or Indirect Participants.

The Depository has advised Key that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless the Depository has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depository, the trustee, the Guarantors or Key. Neither Key, the Guarantors nor the trustee will be liable for any delay by the Depository or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Key, the Guarantors and the trustee may conclusively rely on and will be protected in relying on instructions from the Depository or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in the Depository will be effected in accordance with the Depository’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross- market transfers between the Participants in the Depository, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through the Depository in accordance with the Depository’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Depository has advised Key that it will take any action permitted to be taken by a holder of the notes only at the direction of one or more Participants to whose account the Depository has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the indenture, the Depository reserves the right to exchange the global notes for notes in certificated form, which may be legended if required by the indenture, and to distribute such notes to its Participants.

Although the Depository, Euroclear and Clearstream have agreed to the preceding procedures to facilitate transfers of interests in the global notes among participants in the Depository, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Key, the Guarantors, the trustee or any of their respective agents will have any responsibility for the performance by the Depository, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form if (1) the Depository (A) notifies Key that it is unwilling or unable to continue as depository for the global note or (B) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Key fails to appoint a successor depository within 90 days, or (2) there has occurred and is continuing an Event of Default and the Depository notifies the trustee of its decision to exchange global notes for notes in certificated form. In addition, beneficial interests in a global note may be exchanged for certificated notes upon request but only upon at least 20 days’ prior written notice given to the trustee by or on behalf of the Depository in accordance with customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the Depository (in accordance with its customary procedures).

Neither Key, the Guarantors nor the trustee will be liable for any delay by a global note holder or the Depository in identifying the beneficial owners of the notes and Key, the Guarantors and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or the Depository for all purposes.

Same Day Settlement and Payment

Payments in respect of the notes represented by a global note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to certificated notes, Key will make all payments of principal, premium, if any, and interest in the manner described above under “— Principal, Maturity and Interest.” Key expects that secondary trading in the certificated notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding, in any event, Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue with respect to notes called for redemption (if no maturity is within three months before or after March 1, 2016, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described under the caption “— Certain Covenants — Transactions with Affiliates” and the use of the term

“Affiliates” thereunder, beneficial ownership of 10% or more of the voting securities of a specified Person shall be deemed to be control by the owner thereof.

“Applicable Premium” means, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of the notes on March 1, 2016 (such redemption price being described above in the second paragraph of this “— Optional Redemption”) plus (2) all required remaining scheduled interest payments due on the notes through March 1, 2016 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the notes on such redemption date.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a Sale/Leaseback Transaction) other than in the ordinary course of business, or any damage or loss of property resulting in the payment of property insurance or condemnation proceeds to Key or any Restricted Subsidiary (provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of Key and its Restricted Subsidiaries taken as a whole will be governed by the covenants described above under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”); and

(2) the issue or sale by Key or any of its Restricted Subsidiaries of Equity Interests of any of Key’s Restricted Subsidiaries,

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions, (a) that have a Fair Market Value in excess of $20 million or (b) for Net Proceeds in excess of $20 million; provided that the following will not be deemed to be Asset Sales:

(3) (x) any sale, exchange, transfer or other disposition of inventory in the ordinary course of business or (y) any sale, exchange, transfer or other disposition of accounts receivable in connection with any Credit Facility permitted to be incurred under the indenture;

(4) any disposition of assets in trade or exchange for assets of comparable Fair Market Value used or usable in any Permitted Business (including, without limitation, the trade or exchange for a controlling interest in another business or all or substantially all of the assets or operating line of a business, in each case, engaged in a Permitted Business or for other non-current assets to be used in a Permitted Business, including, without limitation, assets or Investments of the nature or type described in clause (13) of the definition of “Permitted Investments”); provided that (x) if the Fair Market Value of the assets so disposed of, in a single transaction or in a series of related transactions, is in excess of $35 million, Key shall obtain an opinion or report from an Independent Financial Advisor confirming that the assets received by Key and the Restricted Subsidiaries in such trade or exchange have a Fair Market Value of at least the Fair Market Value of the assets so disposed and (y) any cash or Cash Equivalents received by Key or a Restricted Subsidiary in connection with such trade or exchange (net of any transaction costs of the type deducted under the definition of “Net Proceeds”) shall be treated as Net Proceeds of an Asset Sale and shall be applied in the manner set forth in the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) a transfer of assets by Key to a Restricted Subsidiary of Key or by a Restricted Subsidiary of Key to Key or to a Restricted Subsidiary of Key;

(6) an issuance or sale of Equity Interests by a Restricted Subsidiary of Key to Key or to another Restricted Subsidiary of Key;

(7) (A) a Permitted Investment or (B) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(8) the trade, sale or exchange of Cash Equivalents;

(9) the sale, exchange or other disposition of obsolete assets not integral to any Permitted Business;

(10) the abandonment or relinquishment of assets in the ordinary course of business, including without limitation taking rigs out of service;

(11) any lease of assets entered into in the ordinary course of business and with respect to which Key or any Restricted Subsidiary of Key is the lessor and the lessee has no option to purchase such assets for less than fair market value at any time the right to acquire such asset occurs;

(12) the disposition of assets received in settlement of debts accrued in the ordinary course of business;

(13) the creation or perfection of a Lien on any assets (or any income or profit therefrom) of Key or any of its Restricted Subsidiaries that is not prohibited by any covenant of the indenture;

(14) the surrender or waiver in the ordinary course of business of contract rights or the settlement, release or surrender of contractual, non-contractual or other claims of any kind; and

(15) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.

“Attributable Amount” means, with respect to any Sale/Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that the Attributable Amount of each of the following Sale/Leaseback Transactions shall, in each case, be zero:

(1) a Sale/Leaseback Transaction in which the lease is for a period, including renewal rights, not in excess of three years;

(2) a Sale/Leaseback Transaction with respect to any asset that occurs within 270 days of the acquisition or construction of, or the completion of a material improvement to, such asset;

(3) a Sale/Leaseback Transaction in which the lease secures or relates to industrial revenue or pollution control bonds;

(4) a Sale/Leaseback Transaction in which the transaction is between or among Key and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries; or

(5) a Sale/Leaseback Transaction pursuant to which Key, within 270 days after the completion of the Sale/Leaseback Transaction, applies toward the retirement of its Indebtedness or the Indebtedness of a Restricted Subsidiary, or to the purchase of other property, the greater of the net proceeds from the Sale/Leaseback Transaction or the Fair Market Value of the assets sold in such Transaction; provided, however, that the amount that must be applied to the retirement of Indebtedness shall be reduced by:

(a) the principal amount of any debentures, notes or debt securities (including the notes) of Key or a Restricted Subsidiary surrendered to the applicable trustee or agent for retirement and cancellation within 270 days of the completion of the Sale/Leaseback Transaction;

(b) the principal amount of any Indebtedness not included in clause (5)(a) of this definition to the extent such amount of Indebtedness is voluntarily retired by Key or a Restricted Subsidiary within 270 days of the completion of the Sale/Leaseback Transaction; and

(c) all fees and expenses associated with the Sale/Leaseback Transaction.

“Board of Directors” means the Board of Directors of Key or any committee thereof duly authorized to act on behalf of such Board.

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of one or more capital leases that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and Eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers’ acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson BankWatch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s or S&P with maturities of not more than one year from the date of acquisition; and

(6) money market funds 95% of the assets of which constitute Cash Equivalent of the types described in clauses (1) — (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, transfer, conveyance or other disposition (in one transaction or a series of related transactions) of all or substantially all of the properties or assets of Key and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture) unless immediately following such sale, lease, transfer, conveyance or other disposition in compliance with the indenture such properties or assets are owned, directly or indirectly, by (A) Key or a Subsidiary of Key or (B) a Person controlled by Key or a Subsidiary of Key;

(2) the approval by the holders of Capital Stock of Key of any plan or proposal for the liquidation or dissolution of Key;

(3) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Securities of Key by any Person or Group that, as a result of such acquisition, either (A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, at least 50% of Key’s then outstanding Voting Securities or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors, including, without limitation, by the acquisition of revocable proxies for the election of directors; or

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders (or members, as applicable) of Key was approved by a vote of a majority of the directors of Key then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur upon the consummation of any actions undertaken by Key or any of its Restricted Subsidiaries solely for the purpose of changing the legal structure of Key or such Restricted Subsidiary.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Hedging Agreements” means agreements or arrangements designed to protect such Person against fluctuations in the price of (1) crude oil, natural gas or other hydrocarbons or (2) any other commodity, in each case, in connection with the conduct of its business and not for speculative purposes.

“Commodity Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Commodity Hedging Agreements.

“Comparable Treasury Issue” means United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to March 1, 2016, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to March 1, 2016.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for the redemption date.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus:

(1) an amount equal to any extraordinary, unusual or nonrecurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus

(4) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income, plus

(5) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus

(6) non-cash items increasing such Consolidated Net Income for such period,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the specified Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided, that

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary;

(2) the Net Income of any Restricted Subsidiary that is not a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles shall be excluded;

(4) any writedown of non-current assets shall be excluded, as if such writedown had not occurred;

(5) to the extent deducted in the calculation of Net Income, any charges associated with any premium or penalty paid, write-offs of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be added back to arrive at Consolidated Net Income; and

(6) any unrealized non-cash gains or losses in respect of hedges and other derivatives (including those under FM 133) shall be excluded.

“Consolidated Tangible Assets” means, as of any date of determination, the consolidated total assets of Key and its Restricted Subsidiaries determined in accordance with GAAP as of the end of Key’s most recent fiscal quarter for which internal financial statements are available, less all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, the total of the amounts shown on a Person’s consolidated balance sheet determined in accordance with GAAP, as of the end of such Person’s most recent fiscal quarter for which internal financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as the sum of (1) the par or stated value of all of such Person’s outstanding Capital Stock, (2) paid-in capital or capital surplus relating to such Capital Stock and (3) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

“Credit Facilities” means, with respect to Key or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Identified Senior Credit Facilities), commercial paper facilities or Debt Issuances with banks, investment banks, insurance companies, mutual funds, hedge funds, other institutional lenders, institutional investors or any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements, indentures and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indentures or other documentation relating thereto.

“Currency Hedging Agreements” means, at any time as to any Person, any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement entered into in the ordinary course of business and designed to protect against or manage such Person’s exposure to fluctuations in foreign currency exchange rates.

“Currency Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Currency Hedging Agreements.

“Debt Issuances” means, with respect to Key or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

“De Minimis Amount” means a principal amount of Indebtedness that does not exceed $5 million.

“Designated Proceeds” means the amount of net cash proceeds received by Key from each issuance or sale since the Issue Date of mandatorily convertible preferred stock of Key (other than Disqualified Stock), that at the time of such issuance was designated by Key as Designated Proceeds pursuant to an officers’ certificate delivered to the trustee; provided, however, that if the mandatorily convertible preferred stock providing such Designated Proceeds is thereafter converted into common stock of Key, that portion of the Designated Proceeds that has not been paid as dividends pursuant to clause (10) of the second paragraph of the covenant described above under “Certain Covenants — Restricted Payments” will no longer be considered to be Designated Proceeds.

“Disqualified Stock” means, with respect to any Person, any Capital Stock to the extent that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, it matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature, except such Capital Stock that is solely redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock.

Notwithstanding the preceding paragraph, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Key or any of its Restricted Subsidiaries to repurchase Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Key or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of Key formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock of Key or options, warrants or rights with respect to its Capital Stock (other than sales made to any Restricted Subsidiary of Key and sales of Disqualified Stock) made for cash after the Issue Date.

“Existing Indebtedness” means the aggregate Indebtedness of Key and its Restricted Subsidiaries outstanding on the Issue Date.

“Existing Indenture” the indenture, dated as of November 29, 2007, as supplemented by the first supplemental indenture, dated as of January 22, 2008, the second supplemental indenture, dated as of January 13, 2009, the third supplemental indenture, dated as of July 31, 2009, and the fourth supplemental indenture, dated as of March 1, 2011, among the Company, the guarantors party thereto and the Trustee.

“Existing Notes” the Company’s 8.375% Senior Notes due 2014 issued pursuant to the Existing Indenture.

“Existing Guarantees” means the guarantee of the Existing Notes by each of the guarantors thereof pursuant to the Existing Indenture.

“Fair Market Value” means, with respect to consideration received or to be received, or given or to be given, pursuant to any transaction by Key or any Restricted Subsidiary, the fair market value of such consideration as determined (unless otherwise specified in the indenture) in good faith by the Board of Directors of Key, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors set forth in an officers’ certificate delivered to the trustee.

“Financial Hedging Agreements” means (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates in connection with the conduct of its business and not for speculative purposes.

“Financial Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Financial Hedging Agreements.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If such Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings under any Credit Facility) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, or such issuance, repurchase or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated giving pro forma effect to any expense, cost reductions and operating improvements that have occurred or, in the reasonable judgment of the chief financial officer or other senior financial person of such Person as set forth in an officers’ certificate, are reasonably expected to occur (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X promulgated by the Commission or any regulation or policy related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation or duplication, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period;

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and

(4) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Key (other than Disqualified Stock).

“Foreign Subsidiary” means any Restricted Subsidiary of Key that is not (a) a Domestic Subsidiary or (b) a guarantor of Indebtedness under a Credit Facility of Key or a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, which are applicable at the date of determination.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantees or obligations the full faith and credit of the United States is pledged.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof or pledging assets to secure), of all or any part of any Indebtedness.

“Guarantors” means:

(1) each of Key’s Domestic Subsidiaries as of the Issue Date except for any of such Subsidiaries that is not required by the Identified Senior Credit Facilities to act as guarantors thereunder;

(2) each of Key’s Domestic Subsidiaries that becomes a guarantor of the notes pursuant to the covenant described above under “— Certain Covenants — Additional Subsidiary Guarantees”; and

(3) each of Key’s other Restricted Subsidiaries executing a supplemental indenture in which such Restricted Subsidiary agrees to guarantee the obligations of Key under, or to be bound by the terms of, the indenture;

provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the indenture.

“Hedging Obligations” means, with respect to any Person, collectively, the Commodity Hedging Obligations of such Person, the Currency Hedging Obligations of such Person and the Financial Hedging Obligations of such Person.

“Identified Senior Credit Facilities” means (i) that certain Credit Agreement, dated as of November 29, 2007, as amended, among Key, as borrower, Bank of America, N.A. and Wells Fargo Bank National Association, as co-administrative agents, and the other agents and lenders party thereto, providing for a revolving credit facility, letter of credit sub-facility and swing line facility, of up to an aggregate principal amount of $300.0 million and (ii) the up to $400.0 million revolving credit facility to be entered into that is described under the caption “Description of Other Indebtedness — New Credit Facility” in order to replace the credit agreement referred to in clause (i) of this definition.

“Indebtedness” means, with respect to any Person, without duplication,

(1) the principal of and premium, if any, with respect to indebtedness of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2) reimbursement obligations of such Person for letters of credit or banker’s acceptances;

(3) Capital Lease Obligations of such Person;

(4) obligations of such Person for the payment of the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable;

(5) Hedging Obligations (the amount of which at any time of determination shall be equal to the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable at such time); or

(6) preferred stock of a Restricted Subsidiary that is not a Subsidiary Guarantor (but excluding, in each case, any accrued dividends);

in the case of the foregoing clauses (1) through (5) if and to the extent any of the foregoing obligations or indebtedness (other than letters of credit, banker’s acceptances and Hedging Obligations), but excluding amounts recorded in accordance with Statement of Financial Accounting Standard No. 133, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In the case of clause (6), the amount of Indebtedness attributable to such preferred stock shall be the repurchase price calculated in accordance with the terms of such preferred stock as if the preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to the indenture; provided that if the preferred stock is not then permitted to be repurchased, the amount of Indebtedness shall be the greater of the liquidation preference and the book value of the preferred stock.

In addition, the term “Indebtedness” includes, without duplication:

(A) obligations or indebtedness of others of the type referred to in the foregoing clauses (1) through (6) that are secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), but in an amount not to exceed the lesser of the amount of such other Person’s obligation or indebtedness or the Fair Market Value of such asset; and

(B) to the extent not otherwise included, the guarantee by such Person of any obligations or indebtedness of others of the type referred to in the foregoing clauses (1) through (6), whether or not such guarantee is contingent, and whether or not such guarantee appears on the balance sheet of such Person.

“Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors, qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to Key and its Affiliates; provided, that providing accounting, appraisal or investment banking services to Key or any of its Affiliates or having an employee, officer or other representative serving as a member of the Board of Directors of Key or any of its Affiliates will not disqualify any firm from being an Independent Financial Advisor.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB — (or the equivalent) by S&P.

“Investment Grade Rating Event” means the first day on which the notes are assigned an Investment Grade Rating by a Rating Agency and no Default or Event of Default has occurred and is continuing.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances (other than advances to customers in the ordinary course of business which are recorded as accounts receivable on the balance sheet of the lender and commissions, moving, travel and similar advances to employees and officers made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Key or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Key such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of Key, Key, or such Restricted Subsidiary, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the last paragraph of the covenant described above under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries.”

“Issue Date” means the first date on which the notes are issued, authenticated and delivered under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to any Sale/Leaseback Transaction); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (2) any extraordinary, unusual or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds or Cash Equivalents received by Key or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers’ fees, sales and underwriting commissions and other reasonable costs incurred in preparing such asset for sale), any relocation expenses incurred as a result thereof and any related severance and associated costs, expenses and charges of personnel related to the sold assets and related operations, (ii) taxes paid or reserved as payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, (iv) amounts paid in order to satisfy any Lien attaching to an asset in connection with such Asset Sale and (v) any reserve for adjustment (whether or not placed in escrow) in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Indebtedness” means Indebtedness:

(1) as to which neither Key nor any of its Restricted Subsidiaries, (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) the incurrence of which will not result in any recourse against any of the assets of Key or its Restricted Subsidiaries; and

(3) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Key or any of its Restricted Subsidiaries to declare pursuant to the express terms governing such Indebtedness a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Obligations” means any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Key or its Restricted Subsidiaries (whether or not a claim for post-filing interest is allowed in such proceeding)), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees (including the Subsidiary Guarantees) and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of Key or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of (i) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary or (ii) a Person that merged or consolidated with or into Key or a Restricted Subsidiary; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated with or into Key or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, (a) Key would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock,” (b) the Fixed Charge Coverage Ratio for Key would be greater than the Fixed Charge Coverage Ratio for Key immediately prior to such transaction, or (c) the Consolidated Net Worth of Key would be greater than the Consolidated Net Worth of Key immediately prior to such transaction; provided that such Indebtedness was not incurred in contemplation of, or in connection with, such transaction.

“Permitted Business” means, with respect to Key and its Restricted Subsidiaries:

(1) any business engaged in by Key or any of its Restricted Subsidiaries on the Issue Date; and

(2) any business that is a reasonable extension, development or expansion of, or reasonably related to, any of the businesses referred to in clause (1) or to the oil and gas industry.

“Permitted Investments” means:

(1) any Investment in Key or in a Restricted Subsidiary of Key;

(2) any Investment in Cash Equivalents or deposit accounts maintained in the ordinary course of business consistent with past practices;

(3) any Investment by Key or any Restricted Subsidiary of Key in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Key; or

(b) such Person is merged or consolidated with or into, or transfers or otherwise disposes of all or substantially all of its properties or assets to, or is liquidated into, Key or a Restricted Subsidiary of Key;

(4) any security or other Investment received or Investment made as a result of the receipt of non-cash consideration from:

(a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”; or

(b) a disposition of assets that does not constitute an Asset Sale;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Key;

(6) any Investment received in settlement of debts, claims or disputes owed to Key or any Restricted Subsidiary of Key that arose out of transactions in the ordinary course of business;

(7) any Investment received in connection with or as a result of a bankruptcy, workout or reorganization of any Person;

(8) advances and extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services or the licensing of property in the ordinary course of business;

(9) advances and loans to employees, officers and directors (including, without limitation, loans and advances the net cash proceeds of which are used solely to purchase Equity Interests of Key in connection with restricted stock or employee stock purchase plans, or to exercise stock received pursuant thereto or other incentive plans in a principal amount not to exceed the aggregate exercise or purchase price), or loans to refinance principal and accrued interest on any such loans, provided that the aggregate principal amount of such loans, advances and allowances shall not exceed at any time $20 million;

(10) other Investments by Key or any Restricted Subsidiary of Key in any Person having an aggregate Fair Market Value (measured as of the date each such Investment is made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) (net of returns of capital, dividends and interest paid on Investments and sales, liquidations and redemptions of Investments), not to exceed the greater of (i) $25 million and (ii) 2% of Consolidated Tangible Assets;

(11) Investments in the form of intercompany Indebtedness or guarantees of Indebtedness of a Restricted Subsidiary of Key permitted under clauses (5) and (10) of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(12) Investments arising in connection with Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging commodity, currency or interest rate risk in connection with the conduct of the business of Key and its Subsidiaries and not for speculative purposes;

(13) Investments in the form of, or pursuant to, joint ventures, partnership agreements, and Investments and expenditures in connection therewith or pursuant thereto, in each case, made or entered into the ordinary course of the business described in clauses (1) and (2) of the definition of “Permitted Business,” excluding, however, investments in publicly traded Persons;

(14) any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, worker’s compensation, performance and other similar deposits and prepaid expenses made in the ordinary course of business; and

(15) Investments pursuant to agreements and obligations of Key and any Restricted Subsidiary in effect on the Issue Date and any renewals or replacements thereof on terms and conditions not materially less favorable to Key or such Restricted Subsidiary, as the case may be, than the terms of the Investment being renewed or replaced.

“Permitted Liens” means:

(1) Liens securing Indebtedness incurred under the Credit Facilities pursuant to the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(2) Liens other than Liens permitted by clause (1) of this definition of “Permitted Liens” granted in favor of Key or the Guarantors;

(3) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (6) of the second paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” covering only the assets acquired, constructed, improved or developed with, or secured by, such Indebtedness;

(4) Liens existing on the Issue Date;

(5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(6) Liens existing upon the occurrence of an Investment Grade Rating Event;

(7) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other like Liens arising in the ordinary course of business;

(8) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(9) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(10) any interest or title of a lessor under any Capital Lease entered into by Key or any of its Subsidiaries in the ordinary course of its business and covering only the property or assets so leased;

(11) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Key or any of its Subsidiaries on deposit with or in possession of such bank;

(12) Liens to secure Hedging Obligations of Key and its Restricted Subsidiaries, in each case incurred in the ordinary course of business and not for speculative purposes;

(13) Liens on property or assets of a Person existing at the time (a) such Person is merged with or into or consolidated with Key or any Restricted Subsidiary, (b) such Person becomes a Restricted Subsidiary or (c) such property is otherwise acquired by Key or a Restricted Subsidiary; provided, that such Liens were in existence prior to the contemplation of such merger, consolidation or other acquisition and do not extend to any property or assets other than those of the Person merged into or consolidated with Key or the Restricted Subsidiary in the case of a merger or consolidation pursuant to clause (a) or such property or assets in the case of such other acquisition in the case of clause (b) or (c);

(14) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided that (a) the new Lien shall be limited to all or part of the same property or assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or assets or proceeds or distributions thereof) and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(15) Liens upon specific items of inventory, accounts receivables or other goods and proceeds of Key or any Restricted Subsidiary securing such Person’s obligations in respect of banker’s acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, accounts receivables or other goods and proceeds and, if incurred prior to an Investment Grade Rating Event, permitted by the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(16) any Lien resulting from the deposit of money or other Cash Equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of Key or any Restricted Subsidiary;

(17) any Liens securing industrial development, pollution control or similar bonds; and

(18) Liens incurred in the ordinary course of business of Key or any Restricted Subsidiary of Key with respect to Indebtedness that does not exceed in principal amount (or accreted value, as applicable) the greater of (a) $20 million at any one time outstanding and (b) 1.5% of Consolidated Tangible Assets determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds therefrom.

“Permitted Refinancing Indebtedness” means any Indebtedness of Key or any of its Restricted Subsidiaries, or portion of such Indebtedness, issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Key or any of its Restricted

Subsidiaries (other than intercompany Indebtedness), including Indebtedness that extends, refinances, renews, replaces, defeases or refunds Permitted Refinancing Indebtedness, provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus fees and expenses incurred in connection therewith, including any premium or defeasance cost);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes or the Subsidiary Guarantees, as the case may be, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred by a Restricted Subsidiary of Key if Key is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” shall be subject to the refinancing provisions of the definition of “Credit Facilities” and not pursuant to the requirements set forth in this definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Quotation Agent” means the Reference Treasury Dealer selected by the trustee after consultation with Key.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available (other than as a result of voluntary action, or inaction, on the part of Key), a nationally recognized statistical rating agency or agencies, as the case may be, selected by Key (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Reference Treasury Dealer” means any nationally recognized investment banking firm selected by Key that is a primary dealer of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue with respect to the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City Time, on the third business day immediately preceding the redemption date.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary or a direct or indirect Subsidiary of an Unrestricted Subsidiary; provided that, on the Issue Date, all Subsidiaries of Key shall be Restricted Subsidiaries of Key.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property or assets owned by Key or a Restricted Subsidiary on the Issue Date or thereafter acquired by Key or a Restricted Subsidiary whereby Key or a Restricted Subsidiary transfers such property or assets to a Person (other than Key or a Restricted Subsidiary) and Key or a Restricted Subsidiary leases such property or assets from such Person.

“Senior Indebtedness” means, with respect to any Person, (A) all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter created, incurred or assumed and (B) all other Obligations of such Person in respect of Indebtedness described in clause (A) above, unless, in the case of clauses (A) and (B), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or any Subsidiary Guarantee; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to Key or any Affiliate of Key;

(2) any liability for Federal, state, foreign, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or other Obligation of such Person that is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(5) the portion of any Indebtedness which at the time of incurrence is incurred in violation of the indenture (except that Indebtedness under a Credit Facility will not fail to qualify as Senior Indebtedness pursuant to this clause (5) if it is incurred on the basis of an officers’ certificate certifying that its incurrence was permitted by the indenture); and

(6) any Capital Stock.

“Significant Subsidiary” means any Subsidiary of Key that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal, or sinking fund or mandatory redemption of principal, on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid or made, as applicable, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of Key (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to the notes and any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to its Subsidiary Guarantee.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association or other business entity of which more than 50% of the total voting power of the Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (1) and related to such Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee of the notes by each of the Guarantors pursuant to the indenture.

“Unrestricted Subsidiary” means: (1) any Subsidiary of Key (including any newly acquired or newly formed Subsidiary of Key) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors as certified in an officers’ certificate delivered to the trustee; and (2) each Subsidiary of an Unrestricted Subsidiary, whenever it shall become such a Subsidiary.

The Board of Directors may designate any Subsidiary of Key to become an Unrestricted Subsidiary if it:

(1) has no Indebtedness other than Non-Recourse Indebtedness;

(2) is not party to any agreement, contract, arrangement or understanding with Key or any Restricted Subsidiary of Key unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Key or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of Key;

(3) is a Person with respect to which neither Key nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Persons to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Key or any of its Restricted Subsidiaries;

(5) does not own any Capital Stock of, or own or hold any Lien on any property of, Key or any Restricted Subsidiary of Key; and

(6) would constitute an Investment which Key could make in compliance with the covenant under the caption “— Certain Covenants — Restricted Payments.”

Notwithstanding the preceding, if at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain U.S. federal income tax consequences of the ownership and disposition of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis, or to different interpretations. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation. The following discussion is limited to initial beneficial owners that are treated, for U.S. federal income tax purposes, as purchasing the notes upon original issuance for cash at their “issue price,” which will equal the first price at which a substantial amount of the notes is sold for cash to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), and who hold the notes as capital assets (i.e., generally, property held for investment).

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities and foreign currencies, brokers, persons who hold the notes as a hedge or other integrated transaction or who hedge the interest rate on the notes, “U.S. holders” (as defined below) whose functional currency is not U.S. dollars, or persons subject to the alternative minimum tax). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of notes and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or a trust that has a valid election in effect under applicable regulations to be treated as a U.S. person.

Investors considering the purchase of notes are urged to consult their own tax advisors regarding the particular U.S. federal income tax consequences of holding and disposing of notes, any tax consequences that may arise under U.S. estate or gift tax laws or under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws.

U.S. Federal Income Tax Consequences to U.S. Holders

Stated Interest on the Notes

Stated interest on a note will generally be taxable to you as ordinary income at the time received or accrued, depending on your method of accounting for U.S. federal income tax purposes.

Certain Additional Payments

We do not intend to treat the possibility of payment of additional amounts described in “Description of the Notes — Optional Redemption” and “Description of the Notes — Repurchase at the Option of Holders — Change of Control” as (i) affecting the determination of the yield to maturity of the notes or (ii) resulting in the notes being treated as contingent payment debt instrument under applicable Treasury regulations. However, additional income will be recognized if any such payment is made. It is possible that the IRS may take a different position, in which case the timing, character, and amount of income attributable to the notes may differ from the consequences discussed herein.

Disposition of the Notes

Upon a sale, taxable exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount received upon the sale, taxable exchange, redemption, retirement or other taxable disposition (less any amount attributable to accrued interest which will be taxable as ordinary income, to the extent not previously included in income) and your adjusted tax basis in the note at that time. Your adjusted tax basis in your notes generally will equal the amount you paid for the notes. Gain or loss realized on the sale, taxable exchange, redemption, retirement or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if you held the note for more than one year at the time of sale, taxable exchange, redemption, retirement or other taxable disposition. Under current law, long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, information reporting will apply to payments of interest on the notes and to the proceeds from the sale or other disposition of a note paid to you unless you are an exempt recipient. Additionally, backup withholding will apply to such payments if you fail to provide a correct taxpayer identification number or certification of exempt status or fail to report full dividend and interest income or otherwise fail to comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. If backup withholding applies to you, you may use the amounts withheld as a refund or credit against your U.S. federal income tax liability, as long as you timely provide certain information to the IRS.

New Legislation

For taxable years beginning after December 31, 2012, newly enacted legislation is scheduled to impose a 3.8% tax on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” would generally include gross income from interest, and net gain from the sale, taxable exchange, redemption, retirement, or other taxable disposition of a note, less certain deductions. We urge you to consult your own tax advisors with respect to the tax consequences of this new legislation.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is an individual, corporation, estate or trust and that is not a U.S. holder.

Payments of Interest

Payments of interest on the notes that is not effectively connected with your conduct of a U.S. trade or business will not be subject to U.S. federal income tax, and withholding of U.S. federal income tax will not be required on that payment if you:

•	do not actually or constructively own 10% or more of the combined voting power of all classes of our stock;

•	are not a controlled foreign corporation with respect to which we are (actually or constructively) a related person; and

•	you certify to us, our payment agent, or the person who would otherwise be required to withhold U.S. federal income tax, on IRS Form W-8BEN or applicable substitute form, under penalties of perjury, that you are not a U.S. person and provide your name and address.

If you do not satisfy the preceding requirements, your interest on a note that is not effectively connected with a U.S. trade or business would generally be subject to U.S. withholding tax at a flat rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty (provided certain certification requirements are met).

If you are engaged in a trade or business in the United States, and if interest on a note is effectively connected with the conduct of that trade or business and, if an applicable tax treaty applies, is attributable to a permanent establishment or fixed base you maintain in the United States, you will be exempt from U.S. withholding tax but will be subject to U.S. federal income tax on the interest on a net basis at the rates applicable to U.S. persons. In order to establish an exemption from U.S. withholding tax, you may provide to us, our payment agent or the person who would otherwise be required to withhold U.S. tax, a properly completed and executed IRS Form W-8ECI or applicable substitute form. In addition to regular U.S. federal income tax, if you are a foreign corporation, you may be subject to a U.S. branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty).

Disposition of the Notes

You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, taxable exchange, redemption, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States and if an applicable income tax treaty applies, is attributable to a permanent establishment or fixed base you maintain in the United States; or

•	if you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts of tax withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Backup withholding generally will not apply to payments of interest on the notes by us or our paying agent to you if you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied.

The payments of the proceeds of the disposition of notes (including a retirement or redemption) to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or otherwise establish an exemption. The proceeds of a disposition effected outside the United States by you of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker has certain relationships with the United States.

We urge you to consult your own tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided you timely furnish the required information to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title 1 of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code generally impose certain duties on persons who are fiduciaries of a Plan subject to Title 1 of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other parties in interest or disqualified persons. Under ERISA and the Code, any person who has or exercises any discretionary authority or control over the administration of such an ERISA Plan or exercises any authority or control regarding the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to nondeductible excise taxes and other penalties and liabilities under ERISA and the Code. The acquisition and/ or holding of notes by an ERISA Plan with respect to which we or the underwriters are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions approved by an independent qualified professional asset manager, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions approved by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of old notes for new notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of old notes for new notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated March 1, 2011, we have agreed to sell to the underwriters, for whom Credit Suisse Securities (USA) LLC is acting as representative, and they have severally agreed to purchase, the following principal amounts of the notes:

Principal Amount of
Underwriters	Notes

Credit Suisse Securities (USA) LLC	$181,432,363
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	88,196,286
J.P. Morgan Securities LLC	88,196,286
Morgan Stanley & Co. Incorporated	60,477,454
Capital One Southcoast, Inc.	15,119,363
Comerica Securities, Inc.	13,859,416
Deutsche Bank Securities Inc.	13,859,416
Scotia Capital (USA) Inc.	13,859,416

Total	$475,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the notes initially at the public offering prices set forth on the cover page of this prospectus supplement. After the initial public offering of the notes, the price to the public and other selling terms may from time to time be varied by the representatives. The underwriters may offer and sell the notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by Key

Per note	1.886%
Total	$8,958,500

We estimate that our out-of-pocket expenses for this offering will be approximately $1 million. Included in the foregoing amount is a fee of $90,000 that we intend to pay to each of Dahlman Rose & Co., Raymond James & Associates, Inc., Stephens Inc., Howard Weil Incorporated and FBR Capital Markets & Co. who have acted as advisors to us in connection with this offering regarding capital markets conditions.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

The Company and the guarantors have agreed that they will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any U.S. dollar-denominated debt securities issued or guaranteed by the Company or any of the guarantors and having a maturity of more than one year from the date of issue, or publicly disclose an intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC, for a period of 90 days after the date of this prospectus supplement.

The Company and the guarantors have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of amounts in excess of the principal amount of the notes that the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Certain of the underwriters and their respective affiliates have in the past and may from time to time in the future perform various financial advisory, investment banking, commercial banking and other services for us and our affiliates, for which they received or will receive customary fees. In particular, Credit Suisse Securities (USA) LLC is the dealer manager for the concurrent tender offer to purchase for cash any and all of our outstanding 2014 notes. In addition, certain of the underwriters and/or their respective affiliates may be holders of our outstanding 2014 notes, and if their notes are tendered and accepted for payment pursuant to the concurrent tender offer, such holders will be entitled to receive their respective share of the aggregate purchase price, which we intend to fund in part with the net proceeds of this offering. See “Use of Proceeds.”

Certain affiliates of the underwriters are lenders under our senior secured credit facility. In addition, an affiliate of J.P. Morgan Securities LLC is expected to serve as joint lead arranger, administrative agent and a lender under the new credit facility. Certain of the underwriters and/or their respective affiliates may become agents or lenders under the new credit facility. See “Description of Other Indebtedness — Amended and Restated Senior Secured Credit Facility.”

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing the notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the notes to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed on for us by Andrews Kurth LLP, Houston, Texas, and for the underwriters by Latham & Watkins LLP, Houston, Texas. Certain legal matters relating to Maryland law will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in the prospectus supplement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

PROSPECTUS

COMMON STOCK
PREFERRED STOCK
SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
WARRANTS
UNITS
GUARANTEES

By this prospectus, we may from time to time offer and sell in one or more offerings an unlimited amount of any combination of the following securities:

•	shares of common stock, par value $0.10 per share;

•	shares of preferred stock, which may be convertible into or exchangeable for debt securities or common stock;

•	senior debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

•	subordinated debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

•	warrants to purchase common stock, preferred stock or debt securities;

•	units consisting of any combination of common stock, preferred stock, debt securities or warrants; and

•	guarantees of debt securities issued by Key Energy Services, Inc.

This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will provide the specific terms of the securities that we actually offer, including the offering prices and the net proceeds that we expect to receive. Such supplements may add, update or change information contained in this prospectus. You should carefully read this prospectus, any applicable prospectus supplement and any information under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you invest in any of these securities.

We may sell these securities to or through underwriters, dealers, to other purchasers and/or through agents. Supplements to this prospectus will specify the names of any underwriters or agents and any applicable purchase price, fee, commission or discount arrangement between or among us and them.

Our common stock is listed on the New York Stock Exchange under the symbol “KEG.”

Investing in our securities involves risks. You should carefully consider the risk factors on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2011

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer from time to time an unlimited number and amount of our securities. Each time we offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, types and prices of the securities being offered and the terms of the offering. Any prospectus supplement may add, update or change information contained or incorporated by reference in this prospectus. Any statement that we make in or incorporate by reference in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Therefore, you should read this prospectus (including any documents incorporated by reference) and any attached prospectus supplement before you invest in our securities.

Additional information about us, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information” below. You are urged to read this prospectus carefully, including “Risk Factors” below, and our SEC reports in their entirety before investing in our securities.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus or pricing supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, any free writing prospectus and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Under no circumstances should the delivery to you of this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

Unless this prospectus otherwise indicates or the context otherwise requires, the terms “we,” “our,” “us,” “Key” or other similar terms as used in this prospectus refer to Key Energy Services, Inc., its wholly-owned subsidiaries and its controlled subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

In addition to statements of historical fact, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These “forward-looking statements” are based on our current expectations, estimates and projections about us and our industry, and our management’s beliefs and assumptions concerning future events and financial trends affecting our financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “predicts,” “expects,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included elsewhere in this prospectus and in the documents incorporated by reference into this prospectus.

Important factors that may affect our expectations, estimates or projections include, but are not limited to, the following:

•	conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies;

•	volatility in oil and natural gas prices;

•	tight credit markets and disruptions in the U.S. and global financial systems;

•	our ability to maintain pricing on our core services;

•	industry capacity;

•	asset impairments or other charges;

•	operating risks, which are primarily self-insured, and the possibility that our insurance may not be adequate to cover all of our losses or liabilities;

•	the economic, political and social instability risks of doing business in certain foreign countries;

•	our historically high employee turnover rate and our ability to replace or add workers;

•	our ability to implement technological developments and enhancements;

•	significant costs and liabilities resulting from environmental, health and safety laws and regulations;

•	our ability to successfully identify, make and integrate acquisitions;

•	the loss of a significant customer;

•	the impact of compliance with climate change legislation or initiatives;

•	our ability to generate sufficient cash flow to meet our debt service obligations;

•	the amount of our debt and the limitations imposed by the covenants in the agreements governing our debt;

•	an increase in our debt service obligations due to variable rate indebtedness;

•	the divestiture of our pressure pumping and wireline businesses; and

•	other factors affecting our business described in “Risk Factors” included elsewhere in this prospectus and in the documents incorporated by reference into this prospectus.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus except as required by law. All of our written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Key Energy Services

We are the largest onshore, rig-based well servicing contractor based on number of rigs owned. We provide a full range of well services to major oil companies, foreign national oil companies and independent oil and natural gas production companies. Our services include rig-based well maintenance and workover services, well completion and recompletion services, fluid management services, fishing and rental services and other ancillary oilfield services. In addition, certain of our rigs are capable of specialty drilling applications. We operate in most major oil and natural gas producing regions of the continental United States, and have operations based in Mexico, the Middle East, Russia and Argentina. In addition, we have a technology development group based in Canada and have ownership interests in two oilfield service companies based in Canada.

Risk Factors

Investing in our securities involves risk. See the risk factors described in our Annual Report on Form 10-K for our fiscal year ended December 31, 2010, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in any prospectus supplement speculative or risky. If one or more of the events discussed in these risk factors were to occur, our business, financial condition and results of operations, cash flow and prospects could be materially affected.

Use of Proceeds

Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;

•	working capital;

•	capital expenditures; and

•	acquisitions.

The actual application of the proceeds we receive from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

Ratio of Earnings to Fixed Charges

The following table sets forth our historical ratios of earnings to fixed charges on a consolidated basis for the periods indicated. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Year Ended December 31,
	2006		2007		2008		2009	2010

Ratio of earnings to fixed charges(1)	5.2	x	5.5	x	4.7	x	(2)	(2)

(1)	For this ratio, “earnings” means the sum of income from continuing operations before taxes, excluding income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees and pre-tax losses of equity investees for which charges from guarantees are included in fixed charges, less capitalized interest and noncontrolling interest in the pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” means interest (expensed and capitalized), amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the portion of annual rental expense on operating leases that represents the interest factor. Interest expense resulting from our January 1, 2007 adoption of FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB No. 109, is included in the fixed charges used to calculate our ratio of earnings to fixed charges.

(2)	Earnings were inadequate to cover fixed charges by $80.8 million for the year ended December 31, 2009 and $54.0 million for the year ended December 31, 2010.

Description of Capital Stock

The following is a summary of the material terms and provisions of our capital stock. You should refer to the applicable provisions of our articles of restatement, our second amended and restated by-laws, as amended, and the documents that we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

As of February 16, 2011, our authorized capital stock was 200,000,000 shares. As of February 16, 2011, we had 142,585,543 shares of common stock outstanding. There were no shares of preferred stock outstanding or designated as of such date.

Common Stock

All shares of capital stock are initially classified as common stock, par value $0.10 per share. Each share of common stock is entitled to one vote in the election of directors and other corporate matters. Each share of common stock entitled to vote with respect to the election of directors may be voted for as many individuals as there are directors to be elected. Our board of directors is divided into three classes. The holders of common stock do not have cumulative voting rights, which means that the holders of a majority of the votes entitled to be cast by holders of the outstanding common stock are able to elect all of our directors.

Our common stock has no redemption provisions, and the holders thereof have no conversion or preemptive rights. The holders of common stock are entitled to receive dividends in such amounts as may be declared by our board of directors, as permitted by applicable law, and upon liquidation, dissolution, or winding up of the Company, subject to the rights of any preferred stock then outstanding, the holders of common stock are entitled to share ratably in our assets according to the number of shares they hold.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

Our common stock is listed on the New York Stock Exchange under the symbol “KEG.”

Preferred Stock

Our board of directors can, without approval of our stockholders, classify and reclassify unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock, except that no such classification or reclassification shall create a class of stock which (i) may have more than one vote per share, (ii) may be issued in connection with any stockholder rights plans, “poison pill” or other anti-takeover measure, or (iii) may be issued for less than fair consideration, as determined in good faith by the board of directors.

If we offer preferred stock, the specific terms will be described in a prospectus supplement, including, but not limited to:

•	the specific designation, number of shares, seniority and purchase price;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies, including composite currencies, in which such preferred stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

•	whether such preferred stock is convertible or exchangeable and, if so, the securities or rights into which such preferred stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected, including conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preferred stock offered will, when issued, be fully paid and non-assessable.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

Certain Provisions of Our Articles of Restatement and By-laws

Our articles of restatement and second amended and restated by-laws, as amended, contain provisions that may render more difficult possible takeover proposals to acquire control of us and make removal of our management more difficult. Below is a description of certain of these provisions in our articles of restatement and second amended and restated by-laws, as amended.

Our articles of restatement authorize our board of directors to establish a class of preferred stock. Preferred stock may be issued from time to time in one or more series, and our board of directors, without further approval of the stockholders, is authorized to fix the designations, powers, preferences, and rights applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such designations, powers, preferences, and rights is to allow such determinations to be made by the board of directors instead of the stockholders and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of us.

In accordance with our articles of restatement and our by-laws, our board of directors is divided into three classes of directors, each of which is elected for a term of three years. A classified board significantly extends the time required to make any change in control of our board of directors and tends to discourage any hostile takeover bid for Key.

In accordance with our articles of restatement and our bylaws, a director may be removed from office only by stockholders holding two-thirds of our outstanding common stock. In addition, a vacancy on the board of directors may be filled only by the remaining directors in office and not by stockholders, with the total number of persons serving on our board of directors being fixed only by our board of directors. These provisions may limit the ability of a third-party to gain control of us.

In accordance with our articles of restatement and our by-laws, stockholders may call special meetings of stockholders only if they hold a majority of our outstanding shares. This provision may make it more difficult for a third party to propose actions to the stockholders or effect a change in our board of directors, which may make it more difficult for such third party to gain control of us.

Our by-laws contain specific procedures for stockholder nomination of directors. These provisions require advance notification that must be given in accordance with the provisions of our by-laws. The procedure for stockholder nomination of directors may have the effect of precluding a nomination for the election of directors at a particular meeting if the required procedure is not followed.

Liability and Indemnification of Officers and Directors

Our articles of restatement provide for indemnification of our directors and officers to the full extent permitted by applicable law.

We also have director and officer liability insurance for the benefit of our directors and elected officers. These policies include coverage for losses for wrongful acts and omissions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling Key pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Description of Debt Securities

Any debt securities that we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and The Bank of New York Mellon Trust Company, N.A., as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called “indentures.” The indentures will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

As used in this description, the words “we,” “us” and “our” refer to Key Energy Services, Inc., and not to any of our subsidiaries or affiliates.

We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. A form of senior indenture and a form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

General

The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following, among others:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

Neither of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of any series may be issued in registered or global form.

Subsidiary Guarantees

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our operating subsidiaries, payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by such subsidiary or subsidiaries. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such subsidiary or subsidiaries.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our operating subsidiaries, payment of the principal, premium, if any, and interest on those subordinated debt securities will be unconditionally guaranteed on an unsecured, subordinated basis by such subsidiary or subsidiaries. The guarantee of the subordinated debt securities will be subordinated in right of payment to all of such subsidiary’s or subsidiaries’ existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior indebtedness (as defined in the related prospectus supplement). See “— Subordination” below.

The obligations of our operating subsidiaries under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Covenants

Under the indentures, we:

•	will pay the principal of, and interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee each fiscal year reviewing our compliance with our obligations under the indentures;

•	will preserve our corporate existence; and

•	will segregate or deposit with any paying agent sufficient funds for the payment of any principal, interest or premium on or before the due date of such payment.

Mergers and Sale of Assets

Each of the indentures will provide that we may not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another Person, unless:

•	either: (a) we are the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any State thereof or the District of Columbia;

•	the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee, which may include a supplemental indenture;

•	we or the successor will not immediately be in default under such indenture; and

•	we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation, amalgamation, merger, conveyance, sale, transfer or lease and any supplemental indenture comply with such indenture and that all conditions precedent set forth in such indenture have been complied with.

Upon the assumption of our obligations under each indenture by a successor, we will be discharged from all obligations under such indenture.

As used in the indenture and in this description, the word “Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

Events of Default

“Event of default,” when used in the indentures with respect to debt securities of any series, will mean any of the following:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3) default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant, a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant, a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 180 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5) we, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of any order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian of us or for all or substantially all of our property, or (iv) make a general assignment for the benefit of our creditors;

(6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian for us or for all or substantially all of our property, or (iii) orders the liquidation of us, and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) default in the deposit of any sinking fund payment when due; or

(8) any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

Subject to certain exceptions, the indentures, the debt securities issued thereunder or the subsidiary guarantees, if any, may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, an amendment, supplement or waiver may not, among other things:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, change the coin or currency in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

(2) reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of the holders of which is required for any such amendment or supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences provided for in the applicable indenture;

(3) modify any of the provisions set forth in (i) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (ii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture;

(4) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

(5) release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as amended or supplemented); or

(6) make any change in the foregoing amendment and waiver provisions, except to increase any percentage provided for therein or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby.

Notwithstanding the foregoing, without the consent of any holder of debt securities, we, the guarantors, if any, and the trustee may amend each of the indentures or the debt securities issued thereunder to:

(1) cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2) evidence the succession of another Person to us and the assumption by any such successor of our covenants therein and, to the extent applicable, of the debt securities;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

(4) add a guarantee and cause any Person to become a guarantor, and/or to evidence the succession of another Person to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

(5) secure the debt securities of any series;

(6) add to our covenants such further covenants, restrictions, conditions or provisions as we shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series), to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein, or to surrender any right or power therein conferred upon us; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment or supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7) make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

(8) provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;

(9) add any additional defaults or events of default in respect of all or any series of debt securities;

(10) add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11) change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such amendment or supplemental indenture that is entitled to the benefit of such provision;

(12) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(14) conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision appears on its face to have been intended to be a verbatim recitation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15) modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the holders under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

Each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on, such debt securities when such payments are due from the trust referred to below;

(2) our obligations with respect to the debt securities concerning temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee and our and each guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain provisions of each indenture, including certain provisions described in any prospectus supplement (such release and termination being referred to as “Covenant Defeasance”), and thereafter any failure to comply with such obligations or provisions will not constitute a default or event of default. In addition, in the event Covenant Defeasance occurs in accordance with the applicable indenture, any defeasible event of default will no longer constitute an event of default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default shall have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5) the deposit must not result in a breach or violation of, or constitute a default under, any other instrument to which we or any guarantor is a party or by which we or any guarantor is bound;

(6) such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which we are, or any of our subsidiaries is, a party or by which we are, or any of our subsidiaries is, bound;

(7) we must deliver to the trustee an officer’s certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others;

(8) we must deliver to the trustee an officer’s certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(9) we must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions) stating that all conditions precedent set forth in clauses (2), (3) and (6) of this paragraph have been complied with.

Satisfaction and Discharge

Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities and certain rights of the trustee, as expressly provided for in such indenture) as to all outstanding debt securities and guarantees issued thereunder when:

(1) either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for the payment of which money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we or the guarantors, if any, have irrevocably deposited or caused to be deposited with the trustee funds, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from us irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) we have paid all other sums then due and payable under such indenture by us; and

(3) we have delivered to the trustee an officer’s certificate and an opinion of counsel, which, taken together, state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

No Personal Liability of Directors, Managers, Officers, Employees, Partners, Members and Stockholders

No director, manager, officer, employee, incorporator, partner, member or stockholder of Key or any guarantor, as such, shall have any liability for any of our or the guarantors’ obligations under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities, upon our issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. We may change the paying agent or registrar without prior notice to the holders of the debt securities, and we may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. We are not required to transfer or exchange any debt security selected for redemption. In addition, we are not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Subordination

The payment of the principal of and premium, if any, and interest on subordinated debt securities and any of our other payment obligations in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.

We also may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from a trust described under ‘‘— Legal Defeasance and Covenant Defeasance,” if

•	a default in the payment of all or any portion of the obligations on any designated senior debt (“payment default”) occurs that has not been cured or waived, or

•	any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a “payment blockage notice”) from the trustee or other representative for the holders of such designated senior debt.

Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived, and (b) in case of a nonpayment default, the earliest of the date on which such nonpayment default is cured or waived, the termination of the payment blockage period by written notice to the trustee for the subordinated debt securities from the trustee or other representative for the holders of such designated senior debt, the payment in full of such designated senior debt or 179 days after the date on which the applicable payment blockage notice is received. No new payment blockage period may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior payment blockage notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any payment blockage notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

Upon any payment or distribution of our assets or securities (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any dissolution or winding up or total or partial liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by or on behalf of us on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, us on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of our assets or securities, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled, shall be made by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

As a result of these subordination provisions, in the event of the our liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshalling of our assets or liabilities, holders of subordinated debt securities may receive ratably less than other creditors.

Payment and Transfer

Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered debt securities may be transferred or exchanged at the office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of the principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York Trust Company, N.A., will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

The indentures and the provisions of the Trust Indenture Act incorporated by reference therein will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

Description of Guarantees of Debt Securities

Our subsidiaries may issue guarantees of debt securities that we offer in any prospectus supplement. Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are secured or unsecured;

•	whether the guarantees are conditional or unconditional;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

Description of Warrants

We may issue warrants to purchase common stock, preferred stock, debt securities, units or other securities. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. If we issue warrants, we may do so under one or more warrant agreements between us and a warrant agent that we will name in a related prospectus supplement.

The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the securities purchasable upon the exercise of such warrants;

•	the exercise price;

•	the aggregate number of warrants to be issued;

•	the principal amount of securities purchasable upon exercise of each warrant;

•	the price or prices at which each warrant will be issued;

•	the procedures for exercising the warrants;

•	the date upon which the exercise of warrants will commence;

•	the expiration date, and any other material terms of the warrants; and

•	any other terms of such warrants, including the terms, procedures and limitations relating to the exchange and exercise of such warrants.

The warrants do not confer upon the holders thereof any voting or other rights of stockholders.

Description of Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the debt securities, common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

Plan of Distribution

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

Agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in the related prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell our securities.

If we use a dealer, we, as principal, will sell our securities to the dealer. The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. In this case, no underwriters or agents would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In connection with the sale of the securities offered by this prospectus, underwriters may receive compensation from us or from the purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions, which will not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any prospectus supplement. Any underwriters, dealers or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

Unless otherwise specified in the applicable prospectus supplement, all securities offered under this prospectus will be a new issue of securities with no established trading market, other than the common stock, which is currently listed and traded on the New York Stock Exchange. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any common stock sold by this prospectus will be listed for trading on the New York Stock Exchange subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for any of the securities.

Any underwriter to whom securities are sold by us for public offering and sale may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice.

Legal Matters

The validity of the shares of common stock and preferred stock offered pursuant to this prospectus will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP. Certain legal matters in connection with the debt securities will be passed upon by Andrews Kurth LLP. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

Where You Can Find More Information

This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act using a shelf registration process. This prospectus does not contain all of the information set forth in the registration statement, or the exhibits that are a part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. For further information about us and about our securities, please refer to the information below and to the registration statement and the exhibits that are a part of the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC’s website address is www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at www.keyenergy.com. Information contained on our website is not incorporated by reference into this prospectus.

We are incorporating by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file after the date of this prospectus with the SEC will automatically update and supersede this information.

We incorporate by reference in this prospectus the documents listed below which we filed with the SEC and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the

Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) subsequent to the date of this prospectus and prior to the completion of the offering of the securities pursuant to this prospectus.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 001-08038);

•	Portion of the Definitive Proxy Statement filed on March 31, 2010 that is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 001-08038);

•	Current Report on Form 8-K filed with the SEC on February 2, 2011 (File No. 001-08038); and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 24, 2007 (File No. 001-08038), including any amendment or report filed for the purpose of updating such description.

You may request, orally or in writing, a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by contacting us at the following address:

Key Energy Services, Inc.
Attn: Corporate Secretary
1301 McKinney Street, Suite 1800
Houston, Texas 77010
Phone: (713) 651-4300